Exhibit 99.3

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

HOWSTUFFWORKS, INC.,

HSW INTERNATIONAL, INC.,

HSW INTERNATIONAL MERGER CORPORATION

and

INTAC INTERNATIONAL, INC.

DATED AS OF APRIL 20, 2006

1

Index of Defined Terms

Defined Terms	Defined in Section

Acquisition Proposal	7.11(a)

Affiliate	10.14

Affiliate Agreement	7.6(a)

Affiliate Registration Rights Agreement	7.6(b)

Agreement	Recitals

Ancillary Agreements	10.14

Arnold Consulting Agreement	7.22

Articles of Merger	2.2

Blue Sky Laws	5.6(e)

Board of Directors	10.14

Business Day	10.14

Closing	1.4

Closing Date	1.4

Code	Recitals

Company	Preamble

Company Benefit Plans	5.17(a)

Company Certificate	3.3

Company Common Stock	5.3(a)

Company Contracts	5.14(a)

Company Disclosure Schedule	Article 5

Company Filed SEC Reports	5.7(b)

Company Material Adverse Effect	10.14

Company Options	3.2

Company Permits	5.19

Company Recommendation	7.10

Company Related Persons	5.21(a)

Company SEC Reports	5.7(a)

Company Stockholders	3.3

Company Stockholders Meeting	7.10

Confidentiality Agreement	10.14

i

Defined Terms	Defined in Section

Consent	5.6(e)

Contributed Content	10.14

Contribution	Recitals

Contribution Agreements	1.1

control	10.14

Effective Time	2.2

Environmental Law	5.22(e)

ERISA	10.14

ERISA Affiliate	5.17(a)

Exchange Act	5.6(e)

Exchange Agent	4.1

Exchange Fund	4.1

Expenses	7.15

Fiduciary	5.17(d)

Form S-4	7.3(a)

GAAP	5.7(a)

Governmental Entity	5.6(e)

Hazardous Substance	5.22(e)

HSR Act	5.6(e)

HSW	Preamble

HSW Material Adverse Effect	10.14

Intellectual Property	10.14

known or knowledge	10.14

Licensed Content	10.14

Liens	5.4

Majority Company Stockholder	Recitals

Merger	Recitals

Merger Consideration	3.1

Merger Sub	Preamble

Nevada Merger Statutes	2.2

Parent	Preamble

Parent Common Stock	6.3(a)

Defined Terms	Defined in Section

Parent Disclosure Schedule	Article 6

Parent Equity Plan	7.21

Parent Material Adverse Effect	10.14

Parent Option Shares	7.3(c)

Parent Permits	6.12

Person	10.14

PRC	10.14

PRC Subsidiaries	5.4(b)(i)

Proxy Statement/Prospectus	7.3(a)

Public Software	6.7(f)

Purchase Agreements	Recitals

Real Property	5.12(b)

Registration Rights Agreement	1.3

Required Approvals	7.16

Required Company Vote	5.10

Rule 145 Affiliates	7.6(a)

SEC	5.4

Securities Act	5.6(e)

Services Agreement	1.3

Significant Subsidiaries	5.4

Software	6.7(f)

Stockholders Agreement	Recitals

Stock Plan	3.2

Sublicensed Content	10.14

Subsidiary	10.14

Superior Proposal	7.11(c)

Surviving Corporation	2.1

Tax	10.14

Tax Return	10.14

Termination Date	9.1(b)

Territories	10.14

Transaction	Recitals

Defined Terms	Defined in Section

Update Agreement	1.3

Voting Agreement	Recitals

4.6	No Liability	6

4.7	Lost Certificates	6

4.8	Stock Transfer Books	7

4.9	Withholding Rights	7

4.10	Affiliates	7

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF COMPANY	7

5.1	Organization and Qualification	7

5.2	Authority	8

5.3	Capitalization	8

5.4	Subsidiaries	9

5.5	Minority Interests	9

5.6	No Conflicts; Consents	9

5.7	Reports and Financial Statements	10

5.8	Information Supplied	11

5.9	Board Approval	11

5.10	Vote Required	12

5.11	Absence of Certain Changes or Events	12

5.12	Title to Property and Leases	13

5.13	Intellectual Property	14

5.14	Material Contracts	15

5.15	Litigation	15

5.16	Labor Relations	16

5.17	Employee Benefits	16

5.18	Taxes	18

5.19	Compliance with Applicable Laws	18

5.20	Insurance	19

2

5.21	Transaction with Related Persons	19

5.22	Environmental Matters	20

5.23	Suitability	20

5.25	Opinion of Company Financial Advisor	21

5.26	Brokers	21

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF HSW, PARENT AND MERGER SUB	21

6.1	Organization and Qualification	21

6.2	Authority	22

6.3	Parent Capitalization	22

6.4	No Conflicts, Required Filings and Consents	23

6.5	Information Supplied	25

6.6	Subsidiaries; Merger Sub; Parent	25

6.7	Intellectual Property	26

6.8	Litigation	27

6.9	Absence of Liabilities	27

6.10	Board of Directors/Stockholder’s Consent	28

6.11	Qualification Under Section 351 of the Code	28

6.12	Compliance with Applicable Laws	28

6.13	Investment Purpose	29

6.13	Brokers	29

ARTICLE VII	ADDITIONAL AGREEMENTS	29

7.1	Conduct of Business by Company Pending the Merger	29

7.2	Conduct of Business by HSW, Parent and Merger Sub Pending the Transaction	32

7.3	Preparation of Proxy Statement and Form S-4	33

7.4	Termination of Registration of Company Stock	34

3

7.5	Listing of Shares of Parent Common Stock	35

7.6	Affiliates	35

7.7	Section 16 Matters	35

7.8.	Governmental Filings	35

7.9.	Qualification Under Section 351 and Section 368(a) of the Code	35

7.10.	Company Stockholders Meeting	36

7.11.	Acquisition Proposals	37

7.12	Notice of Developments	39

7.13	Access to Information	39

7.14	Public Announcements	40

7.15	Fees and Expenses	40

7.16	Efforts	41

7.17	Further Assurances	41

7.18.	Control of Other Party’s Business	41

7.19.	Obligations of Parent and Merger Sub	41

7.20.	Continuation of Company Benefit Plans	42

7.21.	Creation of Equity Compensation Plan	42

7.22.	Consulting Agreement	42

7.23.	Restructuring	42

7.24.	Sublicensing of Images	42

ARTICLE VIII CONDITIONS PRECEDENT		42

8.1	Conditions to Each Party’s Obligation to Effect the Transaction	42

8.2	Conditions to Obligations of Company to Effect the Transaction	43

8.3	Conditions to Obligations of HSW, Parent and Merger Sub to Effect the Transaction	44

4

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	45

9.1	Termination	45

9.2	Effect of Termination	46

9.3	Amendment	46

9.4	Extension; Waiver	47

ARTICLE X	GENERAL PROVISIONS	47

10.1	Non-Survival of Representations, Warranties and Agreements	47

10.2	Notices	47

10.3	Entire Agreement	48

10.4	Assignments; Parties in Interest	48

10.5	Governing Law	48

10.6	Headings; Interpretation; Incorporation	49

10.7	Counterparts	49

10.8	Severability	49

10.9	Judicial Interpretation	49

10.10	Saturdays, Sundays and Legal Holidays	49

10.11	Disclosure Schedules	49

10.12	Submission to Jurisdiction; Waivers	50

10.13	Enforcement	50

10.14	Certain Definitions	50

5

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 20th day of April, 2006 (this “Agreement”), by and among INTAC INTERNATIONAL, INC., a Nevada corporation (“Company”), HOWSTUFFWORKS, INC., a Delaware corporation (“HSW”), HSW INTERNATIONAL, INC., a Delaware corporation and a wholly owned subsidiary of HSW (“Parent”), and HSW INTERNATIONAL MERGER CORPORATION, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

R E C I T A L S:

A.                                   HSW has formed Parent as its wholly owned subsidiary and shall contribute to Parent certain assets, properties and rights, including, without limitation, certain rights pursuant to the Contribution Agreements, in exchange for the issuance of shares of Parent Common Stock, upon the terms and subject to the conditions set forth herein (the “Contribution”).

B.                                     Parent has formed Merger Sub as its wholly owned subsidiary to effect the merger of Merger Sub with and into Company and pursuant to such merger the Company Stockholders will exchange their shares of Company Common Stock for Parent Common Stock upon the terms and subject to the conditions set forth herein and in accordance with the Nevada Merger Statutes (the “Merger”).

C.                                     The Board of Directors of each of Company and HSW deem it fair, advisable and in the best interests of Company and HSW, respectively, and their respective stockholders that Company and HSW engage in the Contribution and the Merger on the terms and subject to the conditions set forth herein (the “Transaction”).

D.                                    The respective Boards of Directors of HSW, Parent, Merger Sub and Company, and Parent, in its capacity as Merger Sub’s sole stockholder, have approved this Agreement, the Transaction, the Contribution and the Merger, as applicable, upon the terms and subject to the conditions set forth herein.  The Board of Directors of Company has determined to recommend that the Company Stockholders adopt and approve this Agreement and approve the Merger.

E.                                     As an inducement to HSW, Parent and Merger Sub to enter into this Agreement, Wei Zhou (the “Majority Company Stockholder”) has entered into a Voting Agreement, dated as of the date hereof and attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which the Majority Company Stockholder has agreed, solely in his capacity as a Company Stockholder, to vote his shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

F.                                     As an inducement to the Company to enter into this Agreement, HSW and Parent have entered into a Stockholders Agreement, dated as of the date hereof and attached hereto as Exhibit B, (the “Stockholders Agreement”), which shall become effective upon the Effective Time.

G.                                    Parent has entered into two Stock Purchase Agreements, dated as of the date hereof, and attached hereto as Exhibit C-1 and Exhibit C-2 (the “Purchase Agreements”) with the purchasers named therein, the closing of which is an integral part of the Transaction.

H.                                    The parties hereto intend for the Transaction, including the Contribution and the Merger, to qualify for federal income tax purposes as a transaction governed under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and for the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger to qualify for federal income tax purposes as a reorganization under Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants, representations, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
THE CONTRIBUTION

1.1                               The Contribution.  Subject to the terms and conditions of this Agreement and the two (2) Contribution Agreements to be entered into at or prior to the Closing between Parent and HSW in the form attached hereto as Exhibit D-1 and Exhibit D-2 (collectively, the “Contribution Agreements”), HSW agrees to contribute the Contributed Content, at or prior to the Closing, to Parent by granting certain exclusive rights thereto in the Territories pursuant to the terms of the Contribution Agreements, free and clear of all Liens, except for those Liens set forth in Section 1.1 of the Parent Disclosure Schedule.

1.2                               Issuance of Shares to HSW.  In exchange for the Contribution, Parent will issue to HSW, as of the Effective Time, (a) that number of shares of Parent Common Stock which will, together with the shares of Parent Common Stock currently held by HSW, and after the issuance of the shares of Parent Common Stock representing the Merger Consideration pursuant to Section 3.1(b) but before considering the (i) issuance of any capital stock of Parent pursuant to the Purchase Agreements, and (ii) issuance of Parent Common Stock pursuant to the Parent Equity Plan, equal fifty percent (50%) of the total issued and outstanding shares of Parent Common Stock, and (b) a warrant granting to HSW the right to purchase the number of shares of Parent Common Stock equal to the number of shares eligible for purchase under the Company Options assumed by Parent pursuant to Section 3.2 on the same terms and conditions as such Company Options as of the Closing Date, provided, however, that such terms and conditions shall reflect any termination of services or modifications of post-termination exercise periods that occur in connection with or as a result of the Merger.

1.3                               Other Agreements.  In connection with the Contribution, at the Closing, HSW and Parent shall enter into (a) the Registration Rights Agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), (b) the Services Agreement in the form attached hereto as Exhibit F (the “Services Agreement”) and (c) the Update Agreement in the form attached hereto as Exhibit G.

1.4                               Closing and Closing Date.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Transaction (the “Closing”) will take place as promptly as practicable (and in any event within five Business Days after satisfaction of the conditions set forth in Sections 8.1, 8.2 and 8.3) (the “Closing Date”) at the offices of Greenberg Traurig, LLP, The Forum, 3290 Northside Parkway, Suite 400, Atlanta, Georgia 30327, unless another date or place is agreed to by the parties.

ARTICLE II
THE MERGER

2.1                               The Merger.  Upon the terms and subject to the conditions hereof and in accordance with the Nevada Merger Statutes, at the Effective Time, Merger Sub shall be merged with and into Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation.  Company shall continue its corporate existence under the laws of the State of Nevada and shall become a direct, wholly-owned subsidiary of Parent.  For purposes of this Agreement, Company shall be referred to, for the period commencing at the Effective Time, as the “Surviving Corporation.”

2.2                               Effective Time.  At the Closing, the parties hereto shall cause articles of merger (the “Articles of Merger”) to be filed with the office of the Secretary of State of Nevada in such form as is required by, and executed in accordance with, the provisions of Chapter 92A of the Nevada Revised Statutes, as amended (the “Nevada Merger Statutes”).  When used herein, the term “Effective Time” shall mean the date and time when the Articles of Merger have been filed with the Secretary of State of Nevada or such date and time as otherwise specified therein.

2.3                               Effect of the Merger.  The Merger shall, at and after the Effective Time, have all of the effects provided by the Nevada Merger Statutes.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4                               Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)                                  The Articles of Incorporation of Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

(b)                                 The Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

2.5                               Articles of Incorporation and Bylaws of Parent.

(a)                                  The Articles of Incorporation of Parent shall be amended and restated, effective as of the Effective Time, to be in the form set forth in Exhibit H.

(b)                                 The Bylaws of Parent shall be amended and restated, effective as of the Effective Time, to be in the form set forth in Exhibit I.

2.6                               Board of Directors and Officers of the Surviving Corporation.  The directors of Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.  Promptly after the

Effective Time, the directors and officers of the Surviving Corporation shall resign and Parent, as the sole stockholder of the Surviving Corporation, and Board of Directors of the Surviving Corporation shall nominate and elect the persons listed in Exhibit 2.6 as the directors and officers of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

2.7                               Board of Directors, Committees and Officers of Parent.  Parent shall take all such action as may be necessary (a) to cause the number of directors comprising the Board of Directors of Parent as of the Effective Time to be increased to seven (7), (b) to cause the persons listed in Exhibit 2.7 to be appointed to the Board of Directors of Parent as of the Effective Time, to serve until the next annual election of directors of Parent, and (c) to cause the persons listed on Exhibit 2.7 to be appointed as officers of Parent.  If any director shall be unable or unwilling to serve as a director (including as a member of any committee) at the Effective Time, the party which designated such individual as set forth in Exhibit 2.7 shall designate another individual to serve in such individual’s place and Parent shall cause such person to be elected or appointed to such position.  If any officer shall be unable or unwilling to serve as an officer, the parties will agree upon another person to serve in such person’s stead.

ARTICLE III
CONVERSION OF SHARES

3.1                               Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder, officer or director of Merger Sub, Company or the holders of any of the following securities:

(a)                                  Each share of Company Common Stock held in the treasury of Company and each share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(b)                                 Each share of Company Common Stock (other than shares cancelled and retired in accordance with Section 3.1(a)) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive, and upon surrender to the Exchange Agent of the underlying share certificates subject to Article IV hereof, become exchangeable for one share of validly issued, fully paid and nonassessable share of Parent Common Stock (the “Merger Consideration”);

(c)                                  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any stockholder, officer or director of Company or Merger Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2                               Company Stock Options.  At the Effective Time, all outstanding options (“Company Options”) to purchase shares of Company Common Stock issued under the Company’s 2001 Long Term Incentive Plan (the “Stock Plan”) shall be assumed by Parent.  Each Company Option so assumed shall continue to be subject to the same terms and conditions set forth in the Stock Plan and all other written collateral agreement(s) between the Company and the optionee related to the Company Option (including, without limitation, the adjustment provisions set forth in Section 3.4 of the Stock Plan as revised to reflect that, following the Effective Time, Company Options are options to purchase Parent Common Stock), except that the Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of the Company Options immediately prior to the Effective Time (assuming the Company Option was fully exercisable).

3.3                               No Further Rights.  As a result of the Merger and without any action on the part of the holders of any shares of Company Common Stock (the “Company Stockholders”), at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Company Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right (subject to Section 3.1(a)) to receive the Merger Consideration as set forth in Section 3.1.

ARTICLE IV
EXCHANGE OF CERTIFICATES

4.1                               Exchange Fund.  Prior to the Effective Time, Company and Parent shall appoint a mutually acceptable commercial bank or trust company with assets in excess of $500,000,000 to act as exchange agent hereunder for the purpose of exchanging Company Certificates for the applicable Merger Consideration (the “Exchange Agent”).  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates for Parent Common Stock, representing the Merger Consideration.  Any stock certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”  Except as contemplated by this Section 4.1, the Exchange Fund shall not be used for any other purpose.

4.2                               Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration: (a) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to Company prior to the Effective Time), and (b) instructions for effecting the surrender of such Company Certificates in exchange for the applicable Merger Consideration pursuant to such letter of transmittal.  Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly and validly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor such shares of Parent Common Stock (which, at Parent’s option, shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1(b) (after taking into account all shares of Company Common Stock then held by such holder), and the Company Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or will accrue on any amount due.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Company Certificate is registered, it shall be a condition to such payment that the Company Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.  Until surrendered as contemplated by this Section 4.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and any dividends or other distributions to which such holder is entitled pursuant to Section 4.4.

4.3                               No Further Ownership Rights in Stock.  All shares of Parent Common Stock issued upon surrender of shares of Company Common Stock in accordance with the terms of Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares formerly represented by such Company Common Stock.

4.4                               Dividends.  No dividends, interest or other distributions with respect to securities of Parent shall be paid to the holder of any unsurrendered Company Certificates until such Company Certificates are surrendered in accordance with this Article IV.  Upon such surrender and subject to the effect of escheat, tax or other applicable laws, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

4.5                               Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates for six months after the Effective Time shall, at Parent’s request, be delivered to Parent or otherwise on the written instruction of Parent, and holders of Company Certificates who have not theretofore complied with this Article IV shall after such delivery look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 3.1(b).  Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent, free and clear of any claims, liens or interests of any Person previously entitled thereto.

4.6                               No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, Company, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.7                               Lost Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be so lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or other collateral security in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed

Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

4.8                               Stock Transfer Books.  The stock transfer book of Company shall be closed at the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company.  On and after the Effective Time, all Company Certificates presented to the Exchange Agent or Parent for any reason shall represent only the right to receive the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

4.9                               Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and to HSW such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or to HSW in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.10                        Affiliates.  Notwithstanding anything to the contrary herein, no Merger Consideration shall be delivered to a person who may be deemed an “affiliate” of Company in accordance with Section 7.6 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Parent an executed copy of the affiliate letter contemplated in Section 7.6 hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Company Disclosure Schedule that has been prepared by Company and delivered by Company to HSW, Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) or as disclosed in the Company Filed SEC Reports or as contemplated by or provided for in this Agreement, Company hereby represents and warrants to HSW, Parent and Merger Sub that:

5.1                               Organization and Qualification.  Each of Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and, to the extent that such concept is legally recognizable, in good standing under the laws of its jurisdiction of incorporation or organization.  Each of Company and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business, and, to the extent that such concept is legally recognizable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to have such power or authority or to be so qualified, licensed or in good standing could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material

Adverse Effect.  Set forth in Section 5.1 of the Company Disclosure Schedule is a list of all jurisdictions in which each of Company and its Subsidiaries is qualified to do business.  Complete and correct copies of the Articles of Incorporation and Bylaws, business licenses or other equivalent organizational documents, of Company and its Subsidiaries (as applicable) as in effect on the date hereof have been previously furnished to HSW or Parent.  Neither the Company nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation, Bylaws or other equivalent organizational documents.  Except as set forth in Section 5.1 of the Company Disclosure Schedule, the minute books of Company and its Subsidiaries, correct and complete copies of which have been delivered to HSW or Parent, (a) accurately reflect, in all material respects, all actions taken by the directors and stockholders of such of Company or its Subsidiaries at meetings of Board of Directors or stockholders, as the case may be; and (b) contain correct and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or stockholders.

5.2                               Authority.  Company has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery hereof and the consummation of the transactions contemplated hereby by Company have been duly and validly authorized and approved by Company’s Board of Directors.  Subject to the adoption of this Agreement by the Required Company Vote, no other corporate or stockholder proceeding on the part of Company, its Board of Directors or the Company Stockholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (including the Merger).  This Agreement has been duly executed and delivered by Company, and assuming the due authorization, execution and delivery by HSW, Parent and Merger Sub, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

5.3                              Capitalization.

(a)                                  The authorized capital stock of Company consists of (i) one hundred million (100,000,000) shares of common stock, $0.001 par value (the “Company Common Stock”), of which 22,872,727 shares were outstanding on April 13, 2006, and (ii) ten million (10,000,000) shares of preferred stock, $0.001 par value, none of which shares are outstanding.  All issued and outstanding shares of capital stock of Company have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights.  All outstanding capital stock of Company was issued in accordance with applicable federal and state securities laws.

(b)                                 Except as set forth in Section 5.3(b) of the Company Disclosure Schedule and as disclosed in the Company Filed SEC Reports, there are no options, warrants, calls, convertible notes, agreements, commitments or other rights outstanding at present that would obligate Company or any of its Subsidiaries to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right.  In addition to the foregoing, as of the date hereof, no bond, debenture, note or other indebtedness of Company having the right to vote on any matters on which holders of capital stock of Company may vote is issued or outstanding.  There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries.

5.4                               Subsidiaries.

(a)                                  Except as set forth in Section 5.4(a) of the Company Disclosure Schedule, Exhibit 21.1 to Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, includes all the Subsidiaries of Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)).  Except as set forth in Section 5.4(b)(i) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, voting agreement, encumbrances and security interests of any kind or nature whatsoever (collectively “Liens”) and free of all restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable law.

(b)                                 (i)                                     Except as set forth in Section 5.4(b)(i) of the Company Disclosure Schedule, the registered capital of each of the Subsidiaries established under the laws of the PRC (the “PRC Subsidiaries”) is fully paid as required and one hundred percent (100%) duly vested in the Company as the sole investor in and owner of such PRC Subsidiary, in accordance with the laws of the PRC.

(ii)                                  Set forth in Section 5.4(b)(ii) of the Company Disclosure Schedule is a list of the offices and branches of each of the PRC Subsidiaries.

(iii)                               Each of the PRC Subsidiaries has conducted its business within the scope of its respective business licenses.

5.5                               Minority Interests.  Except as set forth in Section 5.5 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries owns any capital stock or other equity interests (or any securities convertible into or exercisable or exchangeable for, or option or other rights to acquire, any capital stock or other equity interest in) any other Person.

5.6                               No Conflicts; Consents.  Except as set forth in Section 5.6 of the Company Disclosure Schedule or except in the case of subsections (b), (c), (d) and (e) below for conflicts, violations, breaches, defaults or other occurrences or the failure to obtain consents, approvals, authorizations or permits, or to make filings or notifications, which could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by Company do not, and the consummation by Company or the Company Stockholders of the transactions contemplated hereby (including the Merger) will not:

(a)                                  conflict with or violate the Articles of Incorporation or Bylaws of Company or any of its Subsidiaries;

(b)                                 result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries, or by which Company or its Subsidiaries or any of their respective properties or assets may be bound or affected;

(c)                                  result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to any right of, or result by its terms in the, termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, deed, lease, license, permit, benefit plan, franchise or other instrument or obligation, to which Company and any of its Subsidiaries is a party or by which Company or its Subsidiaries or any of their respective properties or assets may be bound or affected;

(d)                                 result in the creation of any Lien on any of the property or assets of Company or its Subsidiaries; or

(e)                                  require any consent, waiver, license, approval, permit, order or authorization of, registration, declaration or filing with, or notification to (any of the foregoing being a “Consent”) (i) any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or authority thereof (any of the foregoing, a “Governmental Entity”) or (ii) any other Person, except for those Consents required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws (the “Blue Sky Laws”), (C) the Securities Act of 1933, as amended (the “Securities Act”), (D) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the filing of the Articles of Merger pursuant to the Nevada Merger Statutes and (F) the rules and regulations of Nasdaq.

5.7                               Reports and Financial Statements.

(a)                                  Except as set forth in Section 5.7 of the Company Disclosure Schedule, Company has filed all required registration statements, prospectuses, notifications, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 30, 2004 (collectively the “Company SEC Reports”).  No Subsidiary of Company is required to file any form, report, registration statement, prospectus or other document with the SEC.  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.  Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of the consolidated financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods and at the respective dates involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not had and are not reasonably expected to have a Company Material Adverse Effect. All of such Company SEC Reports, at their respective dates (and at the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b)                                 Except as disclosed in the Company SEC Reports filed and publicly available with respect to the two (2) year period immediately prior to the date hereof (the “Company Filed SEC Reports”), Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business that have not had and could not reasonably be expected to have a Company Material Adverse Effect and could not reasonably be expected to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or (B) liabilities incurred in accordance with Section 7.1.

(c)                                  Company has furnished HSW with a true and correct copy of a payment schedule agreement between Company and Lam Ching Wing pursuant to which Lam Ching Wing has agreed to repay an account receivable owed to Company.  To the knowledge of Company, Lam Ching Wing is materially in compliance with the terms of such agreement.

5.8                               Information Supplied.

(a)                                  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and (B) the Proxy Statement/Prospectus will, on the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Form S-4 and the Proxy Statement/Prospectus will comply when filed as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(b)                                 Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by HSW, Parent or Merger Sub or any stockholder of HSW, or any of their respective representatives for inclusion or incorporation by reference therein.

5.9                               Board Approval.  The Board of Directors of Company, by resolutions duly adopted and not subsequently rescinded or modified in any way, has, as of the date hereof, duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Company and its stockholders and declared the Merger to be advisable, (ii) approved this

Agreement and the Merger, and (iii) recommended that the Company Stockholders adopt this Agreement and directed that such matter be submitted for consideration by the Company Stockholders at the Company Stockholders Meeting.

5.10                        Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement as required by Nevada law (the “Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

5.11                        Absence of Certain Changes or Events.  Except as set forth in Section 5.11 of the Company Disclosure Schedule or except for liabilities incurred in accordance with this Agreement or arising as a result of the transactions contemplated by or provided for in this Agreement, since September 30, 2005, Company and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

(a)                                  any Company Material Adverse Effect;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of its Subsidiaries;

(c)                                  any amendment of any material term of any outstanding security of Company or any of its Subsidiaries;

(d)                                 any incurrence, assumption or guarantee by Company or any of its Subsidiaries of any indebtedness with third parties for borrowed money, other than in the ordinary course of business and consistent with past practice (i) in connection with the purchases by Company or any of its Subsidiaries of wireless handset products for sale and resale and (ii) in connection with any other third party indebtedness which in no event shall exceed U.S. $5,000,000 in the aggregate;

(e)                                  any creation or other incurrence by Company or any of its Subsidiaries of any Lien on any material asset, other than in the ordinary course of business consistent with past practices;

(f)                                    any making of any loan, advance or capital contribution to or investment in any third party, other than in the ordinary course of business and consistent with past practice;

(g)                                 any transaction or commitment made, or any contract or agreement entered into, by Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Company or any of its Subsidiaries of any contract or other right, in either case, material to Company and its Subsidiaries, other than transactions and commitments in the ordinary course of business consistent with past practices or those expressly contemplated by this Agreement;

(h)                                 any change in any method of accounting, method of tax accounting or accounting principles or practice by Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or Regulation S-X under the Exchange Act;

(i)                                     any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, (ii) increase in compensation, bonus or other benefits payable to any director, officer or employee of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements other than in the ordinary course of business consistent with past practices, (iv) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (v) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Company or any of its Subsidiaries, except in connection with the extension of the exercise period of existing Company Options held by Company directors and officers or any actions taken in connection with Section 1.2(b); or

(j)                                     any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

5.12                        Title to Property and Leases.

(a)                                  Company and its Subsidiaries own, or hold a valid leasehold or subleasehold interest in, all assets and properties, tangible or intangible, necessary for the conduct of the business of Company and its Subsidiaries as presently conducted, except where the failure to own, or hold such leasehold or subleasehold interest in, such assets and properties could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Neither Company nor any Subsidiary owns any real property.  Section 5.12(b) of the Company Disclosure Schedule sets forth a complete and correct list of each parcel of real property leased by Company or any Subsidiary (“Real Property”), such list setting forth the location of each parcel of Real Property, the landlord of the Real Property, the approximate square footage of the premises subject to the lease relating thereto, the term of such lease and the payments required to be made by Company or such Subsidiary under such lease.

(c)                                  With respect to any leases relating to the Real Property and all material personal property leases, there exist no default by Company or any Subsidiary or, to the knowledge of Company, any actual default or default that has been threatened by any third party

(including any landlord) thereunder, that has had or could reasonably be expected to have a Company Material Adverse Effect.

(d)                                 With respect to any land use rights, building, property and/or investment held or leased by Company or a Subsidiary in the PRC, subject to PRC law and to the knowledge of Company, each of Company and its Subsidiaries has full, exclusive and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary approvals and effected all necessary registrations with government authorities with respect thereto, except where the failure to have, or the suspension or cancellation of, any approvals or registrations could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect.

5.13                        Intellectual Property.

(a)                                  (i) Company and/or each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in the conduct of its business as currently conducted; (ii) to the knowledge of Company, the use of any Intellectual Property by Company and/or its Subsidiaries does not infringe on or otherwise violate the rights of any Person, (iii) the use of the Intellectual Property is in accordance, in all material respects, with subsisting and enforceable licenses pursuant to which Company or any Subsidiary acquired the right to use any Intellectual Property; and (iv) to the knowledge of Company, no Person is challenging, infringing or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries.  Neither Company nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Company and/or its Subsidiaries to own or use any material Intellectual Property relating to the business of Company and/or its Subsidiaries.

(b)                                 To the knowledge of Company, none of the material Intellectual Property or other know-how used in the business of Company and/or its Subsidiaries, the value of which to Company is contingent upon maintenance of the confidentiality thereof has been disclosed by Company or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.  Neither Company nor any of its Subsidiaries are party to any contract that materially restricts or otherwise materially limits the ability of Company or such Subsidiary to perform services for any other Person.

(c)                                  Except as set forth in Section 5.13(c) of the Company Disclosure Schedule, with respect to the Intellectual Property owned by Company and/or its Subsidiaries, Company and its Subsidiaries have taken commercially reasonable actions consistent with industry standards in the region where Company and/or its Subsidiaries operate to protect their

Intellectual Property under applicable law.  Without limiting the foregoing, the PRC Subsidiaries have and enforce a policy requiring each of their employees who have participated in the creation of any Intellectual Property that is used by the PRC Subsidiaries to enter into proprietary information, confidentiality and assignment agreements and all such current and former employees of the PRC Subsidiaries have executed such an agreement.  Neither Company nor any Subsidiary has disclosed, nor is under any contractual or other obligation to disclose, to another person any of its material Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the knowledge of Company, no person has materially breached any such agreement or undertaking.

5.14                        Material Contracts.

(a)                                  Except for the contracts, leases, licenses, commitments, and other instruments (collectively, the “Company Contracts”) specifically disclosed in the Company Filed SEC Reports or set forth in Section 5.14 of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by: (i) any material partnership, joint venture or other similar agreement or arrangement; (ii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property, in either case whether incurred, assumed, guaranteed or secured by an asset and of an amount, together with all such other agreements, in excess of U.S. $5,000,000 other than in the ordinary course of business consistent with past practice in connection with the purchases by Company or any of its Subsidiaries of wireless handset products for sale and resale; or (iii) any agreement containing any provision or covenant limiting the ability of Company or any of its Subsidiaries to compete (with respect to the businesses conducted on the date hereof) with any Person in any geographic area.

(b)                                 Each Company Contract specifically disclosed in any Company Filed SEC Report or required to be disclosed pursuant to this Section 5.14 is valid and in full force and effect except to the extent it has previously expired in accordance with its terms.  Except as set forth in Section 5.14 of the Company Disclosure Schedule or except as could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Subsidiaries has (i) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract or (ii) waived any right it may have under any of the Company Contracts.  Unless such document is made available on a website designated by the SEC, correct and complete copies of all Company Contracts (or correct and complete narrative descriptions of any oral Company Contracts) specifically disclosed in any Company Filed SEC Report or required to be disclosed pursuant to this Section 5.14 have previously been provided or made available to Parent.

5.15                        Litigation.  Except as disclosed in the Company Filed SEC Reports, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any property or asset of Company or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries that

(a) has had, or could reasonably be expected to have, a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transaction.

5.16                       Labor Relations.  Neither Company nor any of its Subsidiaries is a party to any collective bargaining or similar agreement; to the knowledge of Company, no collective bargaining agent has been certified as a representative of any of the employees of Company or any of its Subsidiaries; to the knowledge of Company, no representation campaign or election is now in progress with respect to any employee of Company or any of its Subsidiaries; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Company, threatened, against Company or any of its Subsidiaries or their respective businesses.  To the knowledge of Company, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.  Each of Company and its Subsidiaries has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, except as could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect.

5.17                        Employee Benefits.

(a)                                  Prior to the date hereof, Company has made available to Parent each material “employee benefit plan”, as defined in ERISA, and each material plan or other material arrangement (written or oral) (including employment and severance agreements) providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, employee loans, vacation benefits, insurance coverage (including any self-insured arrangements), health, medical, dental or vision benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical, or life insurance benefits), in each case which is maintained, administered, or contributed to by Company or any ERISA Affiliate thereof and covers any employee, director or independent contractor or former employee, director or independent contractor of Company or any ERISA Affiliate thereof or under which Company or any ERISA Affiliate thereof has any material liability with respect to current or former employees, directors or independent contractors of Company or any ERISA Affiliate thereof. Copies of such plans or other arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Parent prior to the date hereof together with the most recent annual report (Form 5500 Annual Report including, if applicable, Schedule B thereto) prepared in connection with any such plan or other arrangement.  Such plans or other arrangements are referred to collectively as the “Company Benefit Plans”; provided that a plan or other arrangement with respect to a former employee, director or independent contractor shall constitute an “Company Benefit Plan” only to the extent that Company or its ERISA Affiliate has any present or future liability or obligation.  An “ERISA Affiliate” of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. At no time has Company or any person who from time to time is or was an ERISA Affiliate of Company ever maintained an employee benefit plan that is subject to Title IV of ERISA.  Section 5.17(a) of the Company Disclosure Schedule lists each Company Benefit Plan.

(b)                                 Each of the Company Benefit Plans, and the administration thereof, is, and has been, in material compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code.  Each Company Benefit Plan and its related trust which is intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified, and nothing has occurred to cause the loss of such qualification. Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Benefit Plan, if any. Each Company Benefit Plan which is intended to be exempt under Section 501(c)(9) or 501(c)(17) of the Code satisfies the requirements for such exemption, so qualifies in form and in operation, and meets, or has satisfied, the requirements of Section 505(c) of the Code and the regulations thereunder.

(c)                                  With respect to each Company Benefit Plan, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Filed SEC Reports.

(d)                                 With respect to each Company Benefit Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, and (ii) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof of any Company Benefit Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Company Benefit Plans, Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”), including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Company Benefit Plans. None of Company or its directors, officers, or employees, or any Fiduciary has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

(e)                                  No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

(f)                                    Company and its Subsidiaries are in material compliance with all federal, state, local and foreign requirements regarding employment.

(g)                                 Except as set forth in Section 5.17(g) of the Company Disclosure Schedule, no employee of Company or any of its Subsidiaries will become entitled to any change-in-control, retirement, severance, retention or similar benefit or enhanced or accelerated benefit or any forgiveness of an outstanding advance or loan as a result of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event).  Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will, to the knowledge of Company or any of its Subsidiaries, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)                                 There has been no amendment to, written interpretation or announcement (whether or not written) by Company or any of its ERISA Affiliates relating to, or change in participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the twelve months ended on September 30, 2005.

5.18                        Taxes.  Each of Company and its Subsidiaries has filed all material Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all material Taxes required to have been paid by it (or has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for when Company and its Subsidiaries ordinarily record items on their respective books).  All such Tax Returns are, or will be at the time of filing, true and complete in all material respects.  No audit is pending or, to the knowledge of Company, threatened with respect to any Tax Returns filed by, or Taxes due from, Company or any of its Subsidiaries.  There is no current deficiency or adjustment for any Taxes proposed, asserted or assessed against Company or any of its Subsidiaries.  There are no material Liens for Taxes upon the assets of Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due and those being contested in good faith.  Neither Company nor any of its Subsidiaries is a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.  Neither Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.  Neither Company nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent (a) the Contribution together with the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as a transaction under Section 351 of the Code or (b) the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as a reorganization under Section 368(a) of the Code.

5.19                        Compliance with Applicable Laws.  Company and its Subsidiaries have been issued and hold all consents, authorizations, permits, licenses, franchises, variances, exemptions, waivers, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Company and its Subsidiaries, as appropriate, and to carry on the businesses of Company and its Subsidiaries as now conducted, including registrations with the Ministry of Commerce of the PRC, the State Administration of Industry and Commerce of the PRC, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities and health authorities, as applicable (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, or to the knowledge of Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect.  Company and its Subsidiaries are in compliance with all applicable laws, statutes, ordinances, rules and regulations and the terms of the Company Permits, except for such non-compliance, breaches or violations that could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect.  Neither Company nor any of its Subsidiaries has any reason to believe that any material Company Permit required for the conduct of business in the PRC which is subject to periodic review will not be granted or renewed by the relevant PRC authorities.

5.20                        Insurance.  Section 5.20 of the Company Disclosure Schedule sets forth a complete list of insurance policies maintained by Company or any of its Subsidiaries.  Company and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect.  Neither Company nor any of its Subsidiaries has received notice of default under any such policy, and neither Company nor any of its Subsidiaries has received written notice of any pending or threatened termination or cancellation, denial of coverage or limitation or reduction of coverage or material premium increase with respect to such policy.

5.21                        Transaction with Related Persons.

(a)                                  Section 5.21(a)(i) of the Company Disclosure Schedule sets forth, a list of all agreements in effect between the Company or any Subsidiary, on the one hand and any Company Related Persons, on the other hand, that is not required to be disclosed in the Company Filed SEC Reports pursuant to Item 404 of Regulation S-K.  Except as set forth in Section 5.21(a)(ii) of the Company Disclosure Schedule or except as disclosed in the Company Filed SEC Reports, since September 30, 2005, neither Company nor any of its Subsidiaries has (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as director, officer or employee of Company or any of its Subsidiaries), (iii) entered into or modified any contract or other agreement with (except with respect to services rendered as director, officer or employee of Company or any of its Subsidiaries), or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any of its officers, directors, or Affiliates (collectively, “Company Related Persons”).  Prior to the date hereof, Company has made available to Parent true and complete copies of each agreement between Company or any of its Subsidiaries, on the one hand, and any Company Related Person, on the other.

(b)                                 Except as set forth in Section 5.21(b) of the Company Disclosure Schedule, (i) the contracts of Company and its Subsidiaries do not include any material obligation or commitment between Company or any of its Subsidiaries and any Company Related Person, (ii) the assets of Company or any of its Subsidiaries do not include any receivable or other obligation or commitment from any Company Related Person to Company or any of its Subsidiaries, and (iii) the liabilities of Company and its Subsidiaries do not include any payable or other obligation or commitment from Company or any of its Subsidiaries to any Company Related Person.

(c)                                  Except as set forth in the Company Filed SEC Reports, to the knowledge of Company, no Company Related Person is a party to any contract with any customer or supplier of Company or any of its Subsidiaries that affects in any material manner the business, financial condition or results of operation of Company or any of its Subsidiaries.

5.22                       Environmental Matters.  Except as could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Company from performing its obligations under this Agreement and could not reasonably be expected to have a Company Material Adverse Effect:

(a)                                  To the knowledge of Company, no real property currently or formerly owned or operated by Company or any of its Subsidiaries is contaminated with any Hazardous Substance.

(b)                                 Neither Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding nor, to the knowledge of Company, is any litigation or administrative proceeding threatened against them, that, in either case, asserts or alleges that Company or any of its Subsidiaries (i) violated any Environmental Law; (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

(c)                                  To the knowledge of Company, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Company or any of its Subsidiaries containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

(d)                                 Neither Company nor any of its Subsidiaries is subject to any judgment, order or citation related to or arising out of any Environmental Law and, to the knowledge of Company, has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

(e)                                  For purposes hereof, (i) the term “Environmental Law” means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term “Hazardous Substance” means any toxic or hazardous substance that is regulated by or under authority of any PRC Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

5.23                        Suitability.  None of Company, its Subsidiaries or, to the Company’s knowledge, any officer, director, employee, independent contractor or agent of Company or any of its Subsidiaries has made, directly or indirectly, any payment or gift of any money or anything of value, directly or indirectly, to any governmental official for the purpose of influencing any official act or decision of such official, or inducing him or her to use his or her influence to affect any act or decision of a Governmental Entity, under circumstances which could subject Company, any Subsidiary, or any officers, directors, employees, independent contractors or agents of Company or any Subsidiary to administrative or criminal penalties or sanctions under applicable law.

5.24                        Opinion of Company Financial Advisor.  Company’s Board of Directors has received the opinion of Savvian, LLC dated the date of this Agreement, to the effect that, at such date, the Merger Consideration and the Contribution (including the shares of Parent Common Stock issued to HSW in connection therewith) is fair, from a financial point of view, to the holders of Company Common Stock.  A copy of such opinion will be made available to HSW or Parent promptly after the date of this Agreement.

5.25                        Brokers.  Except as set forth in Section 5.25 of the Company Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HSW, PARENT AND MERGER SUB

Except as set forth in the HSW, Parent and Merger Sub Disclosure Schedule that has been prepared by HSW, Parent and Merger Sub and delivered by HSW, Parent and Merger Sub to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), or as contemplated by or provided for in this Agreement, HSW, Parent and Merger Sub hereby, jointly and severally, represent and warrant to Company as follows:

6.1                               Organization and Qualification.

(a)                                  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or to be conducted as contemplated hereunder at the Effective Time and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held or to be owned or held as contemplated hereunder under lease or the nature of its activities makes such qualification necessary except where the failure to have such power or authority or to be so qualified, licensed or in good standing could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub has paid all governmental fees, taxes and stamp duties required to be paid by it under applicable laws prior to or upon Closing.  Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Merger Sub as in effect on the date hereof have been previously furnished to Company.  Neither Parent nor Merger Sub is in violation of any provision of its Articles of Incorporation or Bylaws.  The minute books of Parent and Merger Sub, correct and complete copies of which have been delivered to Company, (a) accurately reflect all action taken by the directors and stockholders of Parent or Merger Sub at meetings of Board of Directors or stockholders, as the case may be; and (b) contain correct and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or stockholders.

(b)                                 HSW is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  HSW has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to have such power or authority or to be so qualified, licensed or in good standing could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay HSW from performing its obligations under this Agreement and could not reasonably be expected to have an HSW Material Adverse Effect.

6.2                               Authority.

(a)                                  Each of Parent and Merger Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub have been duly and validly authorized and approved by their respective Board of Directors and by Parent, in its capacity as Merger Sub’s sole stockholder, and no other corporate or stockholder proceedings on the part of either Parent or Merger Sub, or their respective Board of Directors or stockholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming the due authorization, execution and delivery hereof by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

(b)                                 HSW has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery hereof and the consummation of the transactions contemplated hereby by HSW have been duly and validly authorized and approved by its Board of Directors and no other corporate or stockholder proceedings on the part of HSW are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by HSW, and assuming the due authorization, execution and delivery hereof by Company, constitutes a legal, valid and binding obligation of HSW, enforceable against HSW in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

6.3                               Parent Capitalization.

(a)                                  The authorized capital stock of Parent consists of (i) two hundred million (200,000,000) shares of common stock, $0.001 par value (the “Parent Common Stock”) and (ii) ten million (10,000,000) shares of preferred stock, $0.001 par value.  Except as set forth in Section 6.3 of the Parent Disclosure Schedule, as of the date hereof, (i) ten (10) shares of Parent

Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) no shares of Parent Common Stock are held in the treasury of Parent.  The Parent Common Stock to be issued to the Company Stockholders in the Merger, when issued in accordance with the terms hereof, will be (i) duly authorized, validly issued, fully paid and nonassessable (ii) free and clear of all Liens, (iii) not subject to preemptive rights created by statute, the Parent’s Articles of Incorporation or By-Laws or any agreement to which the Parent is a party or is bound, and (iv) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

(b)                                 Except as set forth in Section 6.3 of the Parent Disclosure Schedule or as specifically contemplated by this Agreement or the Purchase Agreements, immediately after the Effective Time, there will be no:  (i) outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or its Subsidiaries is a party or by which it is bound obligating Parent or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or its Subsidiaries or obligating Parent or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking; (ii) outstanding obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or its Subsidiaries; and (iii) outstanding bond, debenture, note or other indebtedness of Parent or its Subsidiaries having the right to vote on any matters on which holders of capital stock of Parent or its Subsidiaries may vote is issued or outstanding.

6.4                               No Conflicts, Required Filings and Consents.

(a)                                  Except as set forth in Section 6.4 of the Parent Disclosure Schedule or except in the case of subsections (ii), (iii), (iv) and (v) below for conflicts, violations, breaches, defaults or other occurrences or the failure to obtain consents, approvals, authorizations or permits, or to make filings or notifications, which could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Parent or Merger Sub from performing its respective obligations under this Agreement and could not reasonably be expected to have a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) will not:

(i)                                     conflict with or violate the Articles of Incorporation or Bylaws of Parent or Merger Sub;

(ii)                                  result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub, or by which Parent, Merger Sub or their respective properties or assets may be bound or affected;

(iii)                               result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to any right of, or result by its terms in the, termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, deed, lease, license, permit, benefit plan, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or their respective properties or assets may be bound or affected;

(iv)                              result in the creation of any Lien on any of the property or assets of Parent or Merger Sub; or

(v)                                 require any Consent of (x) any Governmental Entity or (y) any other Person, except for those Consents required under or in relation to (A) the HSR Act, (B) the Blue Sky Laws, (C) the Securities Act, (D) the Exchange Act, (E) the filing of the Articles of Merger pursuant to the Nevada Merger Statutes and (F) the rules and regulations of Nasdaq.

(b)                                 Except as set forth in Section 6.4 of the Parent Disclosure Schedule or except in the case of subsections (ii), (iii), (iv) and (v) below for conflicts, violations, breaches, defaults or other occurrences or the failure to obtain consents, approvals, authorizations or permits, or to make filings or notifications, which could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay HSW from performing its obligations under this Agreement and could not reasonably be expected to have an HSW Material Adverse Effect, the execution and delivery of this Agreement by HSW do not, and the consummation by HSW of the transactions contemplated hereby will not:

(i)                                     conflict with or violate the Certificate of Incorporation or Bylaws of HSW;

(ii)                                  result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to HSW, or by which HSW or its properties or assets may be bound or affected;

(iii)                               result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to any rights of, or result by its terms in the, termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, deed, lease, license, permit, benefit plan, franchise or other instrument or obligation to which HSW is a Party or by which HSW or any of its properties or assets may be bound or affected and which relates to the rights that are intended to be contributed to Parent as a part of the Transaction; or

(iv)                              result in the creation of any Lien on any of the rights of HSW that are intended to be contributed to Parent as a part of the Transaction;

(v)                                 require any Consent of (x) any Governmental Entity or (y) any other Person, except for those Consents required under or in relation to (A) the HSR Act, (B) the Blue Sky Laws, (C) the Securities Act, (D) the Exchange Act, (E) the filing of the Articles of Merger pursuant to the Nevada Merger Statutes and (F) the rules and regulations of Nasdaq.

6.5                               Information Supplied.

(a)                                  None of the information supplied or to be supplied by HSW, Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The Form S-4 will comply when filed as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(b)                                 Notwithstanding the foregoing provisions of this Section 6.5, no representation or warranty is made by HSW, Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 based on information supplied in writing by Company for inclusion or incorporation by reference therein.

6.6                               Subsidiaries; Merger Sub; Parent.

(a)                                  Merger Sub does not have any Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity.  Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.  Parent owns beneficially and of record all outstanding capital stock of Merger Sub free and clear of any Liens and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.  Merger Sub is not a participant in any joint venture, partnership or similar arrangement.  Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)                                 Parent does not have any Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity other than Merger Sub.  Except as set forth in Section 6.6 of the Parent Disclosure Schedule, Parent is a direct, wholly owned Subsidiary of HSW, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.  Except as set forth in Section 6.6 of the Parent Disclosure Schedule, HSW owns beneficially and of record all outstanding capital stock of Parent free and clear of any Liens and no other Person holds any capital stock of Parent nor has any rights to acquire any interest in Parent, except as provided in this Agreement and the Purchase Agreements.  Parent is not a participant in any joint venture, partnership or similar arrangement.  Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than Merger Sub.  Except as set forth in Section 6.6 of the Parent Disclosure Schedule, other than Parent and Merger Sub, HSW does not have any Subsidiaries.

6.7                               Intellectual Property.

(a)                                  Except as may be set forth in Schedule 6.7(a) of the Parent Disclosure Schedule, HSW owns exclusively all right, title and interest in and to all Licensed Content, and has a right to use the Sublicensed Content, in each case free and clear of any and all Liens.  To the knowledge of HSW, no current or former officer, director, employee, consultant or contractor of HSW has any material right, license, claim or interest whatsoever in or with respect to any of the Licensed Content or Sublicensed Content.

(b)                                 Upon the Effective Time, Parent will have a valid license or other right to use the Licensed Content and the Sublicensed Content pursuant to the terms of the Contribution Agreements.  Upon the Effective Time, the Contribution Agreements will be in full force and effect and HSW and Parent will not have violated any provision of, or committed or failed to perform any act which could constitute a material default under, the provisions of such Contribution Agreements.

(c)                                  The Licensed Content and Sublicensed Content includes all content posted on the www.howstuffworks.com web site and for which HSW has the right to license to Parent.

(d)                                 Except as set forth in Section 6.7(d) of the Parent Disclosure Schedule:  (i) the use of the Licensed Content or the Sublicensed Content by Parent in accordance with the Contribution Agreements will not infringe on, misappropriate or otherwise violate the rights of any Person except for any infringement, misappropriation or violation which could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay HSW from performing its obligations under this Agreement and could not reasonably be expected to have an HSW Material Adverse Effect; (ii) no Person is challenging, infringing or otherwise violating any right of HSW or Parent with respect to the Licensed Content or the Sublicensed Content except for any challenge, infringement or violation which could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay HSW from performing its obligations under this Agreement and could not reasonably be expected to have an HSW Material Adverse Effect; (iii) to the knowledge of HSW, no Person is challenging HSW’s ownership of or exclusive rights in any of the Licensed Content or the Sublicensed Content; (iv) to the knowledge of HSW, no Person is challenging the validity or enforceability of the Licensed Content or Sublicensed Content; and (v) to the knowledge of HSW, there are no pending or threatened claims, orders or proceedings alleging the foregoing and HSW, Parent and Merger Sub are unaware of any facts that would form a reasonable basis for any such claim.  To the knowledge of HSW, none of the Licensed Content or the Sublicensed Content is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability thereof.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Parent to use the Licensed Content or the Sublicensed Content in accordance with the Contribution Agreements.

(e)                                  HSW and Parent have each taken commercially reasonable steps consistent with industry standards to protect its rights in the Intellectual Property used by or to be used by (i) Parent pursuant to the Contribution Agreements , and (ii) HSW pursuant to the Services Agreement and to maintain the confidentiality of all of the material Trade Secrets of Parent.  Without limiting the foregoing, each of HSW and Parent has and enforces a policy requiring each of its consultants and contractors who have participated in the creation of any Intellectual Property that is used by or to be used by Parent pursuant to the Contribution Agreements to enter into proprietary information, confidentiality and assignment agreements substantially in the HSW or Parent, as applicable, standard forms and all such current and former consultants and contractors of HSW, Parent and Merger Sub have executed such an agreement.  Except as may be set forth in Schedule 6.7(d), none of HSW or Parent has disclosed, nor is under any contractual or other obligation to disclose, to another person any of its material Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the knowledge of HSW, no person has materially breached any such agreement or undertaking.

(f)                                    Section 6.7(f) of the Parent Disclosure Schedule sets forth a complete and accurate list of all of the material Software that is used in connection with the www.howstuffworks.com web site and is not licensed to HSW pursuant to a written license agreement (collectively, “HSW Software”).  Except as disclosed in Section 6.7(f) of the Parent Disclosure Schedule, no Public Software forms part of any HSW Software and no Public Software was or is used in connection with the development of any HSW Software or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any HSW Software.  Except as disclosed in Section 6.7(f) of the Parent Disclosure Schedule, to the knowledge of HSW, there are no outstanding problems, issues, bugs, viruses or defects in any HSW Software that materially hinder or otherwise prevent normal usage of the HSW Software.  For purposes hereof, “Software” means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (4) all documentation, including user manuals and training materials, relating to any of the foregoing. For purposes hereof, “Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., Linux) or pursuant to similar licensing or distribution models which requires the distribution of source code to licensees, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the BSD License; (h) Red Hat Linux; and (i) the Apache License.

6.8                               Litigation.  Except as set forth in Section 6.8 of the Parent Disclosure Schedule, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of HSW, Parent or Merger Sub threatened against or affecting HSW, Parent or Merger Sub or any property or asset of HSW, Parent or Merger Sub, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against HSW, Parent or Merger Sub, that (a) has had, or could reasonably be expected to have, a Parent Material Adverse Effect, (b) has had, or could reasonably be expected to have, an HSW Material Adverse Effect, or (c) seeks to materially delay or prevent the consummation of the Transaction.

6.9                               Absence of Liabilities.  Neither Parent nor Merger Sub has incurred any liabilities or indebtedness other than liabilities or indebtedness arising under or in connection with this Agreement or the Purchase Agreements and the transactions contemplated hereby and thereby.

6.10                        Board of Directors/Stockholder’s Consent.

(a)                                  The Board of Directors of Parent, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Transaction and the issuance of Parent Common Stock are fair to and in the best interests of Parent and its stockholders and declared such issuance of shares to be advisable, (ii) approved this Agreement, the Transaction and the issuance of Parent Common Stock pursuant to the Transaction, and (iii) recommended that the stockholders of Parent approve such issuance of Parent Common Stock.

(b)                                 The stockholders of Parent, by written consent or other action, not subsequently rescinded or modified in any way, duly adopted and approved this Agreement and the transactions contemplated hereby, including the Transaction.

(c)                                  Both the Board of Directors of Merger Sub and Parent, in its capacity as the sole stockholder of Merger Sub, have, by written consent or other action, not subsequently rescinded or modified in any way, duly adopted and approved this Agreement and the transactions contemplated hereby, including the Transaction.

(d)                                 The Board of Directors of HSW has, by written consent or other action, not subsequently rescinded or modified in any way, duly adopted and approved this Agreement and the transactions contemplated hereby, including the Transaction.

6.11                        Qualification Under Section 351 of the Code.  None of HSW, Parent or Merger Sub has taken any action or knows of any fact that is reasonably likely to prevent the Contribution together with the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as a transaction under Section 351 of the Code.

6.12                        Compliance with Applicable Laws.  HSW, Parent and Merger Sub have been issued and hold all consents, authorizations, permits, licenses, franchises, variances, exemptions, waivers, orders and approvals of all Governmental Entities necessary to own, lease or operate all of their respective assets and properties, as appropriate, and to carry on their respective businesses as now conducted and to be conducted as contemplated hereunder at the Effective Time (the “Parent Permits”), and no suspension or cancellation of any of the Parent Permits is pending, or to the knowledge of HSW, Parent or Merger Sub, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay HSW, Parent or Merger Sub from performing its respective obligations under this Agreement and could not reasonably be expected to have a Parent Material Adverse Effect or an HSW Material Adverse Effect.  HSW, Parent and Merger Sub are in compliance with all applicable laws, statutes, ordinances, rules and regulations and the terms of the Parent Permits, except for such non-compliance, breaches or violations that could not reasonably be expected to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay HSW, Parent or Merger Sub from performing its respective obligations under this Agreement and could not reasonably be expected to have a Parent Material Adverse Effect or an HSW Material Adverse Effect.

6.13                        Investment Purpose.  HSW is acquiring shares in Parent solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws.  HSW agrees that such shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  HSW is able to bear the economic risk of holding such shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.14                        Brokers.  Except as set forth in Section 6.14 of the Parent Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HSW, Parent or Merger Sub.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1                               Conduct of Business by Company Pending the Merger. Except as contemplated or permitted by this Agreement, as provided for in the Company Disclosure Schedule or the Company Filed SEC Reports, as required by a Governmental Entity or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and its Subsidiaries that Company and its Subsidiaries (i) shall use their reasonable best efforts to preserve intact their lines of business, maintain material rights and franchises and preserve their relationships with significant customers, suppliers and others having significant business dealings with them, (ii) shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and (iii) by way of amplification and not limitation, shall not directly or indirectly, do any of the following:

(a)                                  other than in connection with acquisitions expressly permitted by Section 7.1(e) or investments expressly permitted by Section 7.1(g), (i) enter into any new line of business material (in terms of revenue, cash flows or assets) to Company and its Subsidiaries (taken as a whole), or (ii) incur or commit to any capital expenditure or any obligations or liabilities in connection therewith in excess of US$250,000 other than capital expenditures and obligations or liabilities in connection therewith as disclosed in Section 7.1(a) of the Company Disclosure Schedule or incurred or committed to in the ordinary course of business consistent with past practice;

(b)                                 (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except as permitted by clause (ii) of this Section 7.1(b), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or otherwise increase or decrease its registered capital, except for (A) any such transaction by a wholly owned Subsidiary of Company that remains a wholly owned Subsidiary after consummation of such transaction, (B) a forward or reverse stock split of the Company Common Stock, or (C) the issuance of Company Common Stock pursuant to the Stock Plan and any Company Options outstanding on the date hereof, or (iii) except (A) as set forth in Section 7.1(b) of the Company Disclosure Schedule or (B) in accordance with the Stock Plan and any Company Options outstanding on the date hereof, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock;

(c)                                  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or series, any other voting security of Company, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, puts or options to acquire, any such shares or voting security of Company, or enter into any contract, plan, understanding, commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) in accordance with Section 7.1(h), (ii) the issuance of Company Common Stock pursuant to the Stock Plan and any Company Options outstanding on the date hereof, (iii) issuances by a wholly owned Subsidiary of Company of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of Company, or (iv) pursuant to acquisitions and investments as disclosed in Section 7.1(e) or 7.1(g) of the Company Disclosure Schedule or the financings therefor or as disclosed in Section 7.1(c) of the Company Disclosure Schedule;

(d)                                 except to the extent required to comply with their respective obligations or as otherwise expressly contemplated by this Agreement, amend or restate their respective certificates of incorporation, bylaws, business licenses or equivalent organizational documents;

(e)                                  other than acquisitions disclosed in Section 7.1(e) of the Company Disclosure Schedule, acquire or agree to acquire by merger, share exchange, business combination, or consolidation, or by purchasing a material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Company, or (y) the creation of new Subsidiaries of Company organized solely to conduct or continue activities otherwise contemplated or permitted by this Agreement;

(f)                                    sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, or subject to any Liens, any material assets (including capital stock of Subsidiaries of Company), except in the ordinary course of business or other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Company, (ii) dispositions referred to in the Company Filed SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) as disclosed in Section 7.1(f) of the Company Disclosure Schedule;

(g)                                 (i) other than in connection with acquisitions permitted by Section 7.1(e) or as disclosed in Section 7.1(g) of the Company Disclosure Schedule, make any loan, advance or capital contribution to, or investment in excess of US$100,000 in any other Person, other than (A) loans or investments by Company or a Subsidiary of Company to or in Company or any Subsidiary of Company, or (B) employee loans or advances made in the ordinary course of business, or (ii) except as set forth in Section 7.1(g) of the Company Disclosure Schedule or to the extent expressly permitted by Section 7.1(c) and 7.1(e), incur any indebtedness for borrowed money or guarantee or assume or suffer to exist any such indebtedness of any third party other than in the ordinary course of business consistent with past practice (A) in connection with the purchases by Company or any of its Subsidiaries of wireless handset products for sale and resale and (B) in connection with any other indebtedness which (together with any such indebtedness outstanding on the date hereof) shall in no event exceed U.S. $5,000,000 in the aggregate; issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or any of its Subsidiaries; guarantee any debt securities of any third party; enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary of Company), or (iii) repay any outstanding indebtedness of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or repay any indebtedness of any other Person;

(h)                                 except (i) as set forth in Section 7.1(h) of the Company Disclosure Schedule, (ii) as required by law, or (iii) in the ordinary course of business consistent with past practice, increase the amount of compensation or other remuneration of any director, executive officer or key employee of Company or any Subsidiary or business unit of Company, or adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan;

(i)                                     enter into any agreement or commitment (written or oral) to (i) grant or modify any compensation or benefits (including, without limitation, any signing bonus or equity compensation) to any individual who, after giving effect to such grant or modification, will be entitled to total annual salary of US$150,000 or more from Company or any of its Subsidiaries or except as required by law, grant severance in excess of US$10,000 to any individual who is employed by Company or any of its Subsidiaries, provided, however, that the Company may extend the term, including the exercise period, of Company Options held by Company directors, or (ii) grant any stock based compensation to any individual (including, without limitation, any stock options, restricted stock, stock appreciation rights or any other stock related awards);

(j)                                     except as disclosed in Company Filed SEC Reports, or as required by a Governmental Entity or by changes in GAAP, change Company’s methods of accounting in effect at on the date hereof;

(k)                                  (i) fail to establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Effective Time, (ii) change its fiscal year or annual tax accounting period, (iii) make any material tax election, or (iv) settle or compromise any material income tax liability;

(l)                                     except as disclosed in Section 7.1(l) of the Company Disclosure Schedule, enter into any agreements or arrangements that limit or otherwise restrict Company or any of its Subsidiaries from engaging or competing in any line of business or in any geographic area;

(m)                               take any action the effect of which would be a dissolution, liquidation or winding up of any of Company or its Subsidiaries;

(n)                                 except as permitted by this Agreement or as disclosed in Section 7.1(n) of the Company Disclosure Schedule, enter into, amend, modify or terminate any material agreement, contract or other instrument other than in the ordinary course of business consistent with past practice; or

(o)                                 agree or commit to do, in any unitary transaction or a series of related transactions, any of the foregoing.

7.2                               Conduct of Business by HSW, Parent and Merger Sub Pending the Transaction.

(a)                                  Except as contemplated or permitted by this Agreement, as required by a Governmental Entity or to the extent Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the Effective Time:

(i)                                     HSW agrees as to itself and its Subsidiaries that HSW and its Subsidiaries shall not, directly or indirectly, do any of the following:

(A)                              permit any of the Licensed Content or Sublicensed Content (to the extent within HSW’s control) that is intended to be transferred, licensed or contributed to Parent as a part of the Transaction or any Intellectual Property that is intended to be used in connection with the Services Agreement, to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to take any action or to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every such item other than in the ordinary course of business and consistent with past practice and in a manner that will not materially diminish either the rights to be granted to Parent under the Contribution Agreements or HSW’s ability to provide the services to be provided under the Services Agreement;

(B)                                enter into any agreement (or modify any existing agreements) regarding (i) ownership, use or license of the Licensed Content or Sublicensed Content in a manner that materially diminishes the rights to be granted to Parent under the Contribution Agreements or (ii) any Intellectual Property that is intended to be used in connection with the Services Agreement in a manner that materially diminishes HSW’s ability to provide the services to be provided under the Services Agreement;

(C)                                sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, or subject to any Liens, any of its rights in (i) the Licensed Content or Sublicensed Content in a manner that materially diminishes the rights to be granted to Parent under the Contribution Agreements or (ii) any Intellectual Property that is intended to be used in connection with the Services Agreement in a manner that materially diminishes HSW’s ability to provide the services to be provided under the Services Agreement; or

(D)                               grant any stock based compensation relating to capital stock of Parent or Merger Sub (including, without limitation, any stock options, restricted stock, stock appreciation rights or any other stock related awards) to any individual other than pursuant to the terms of the Arnold Consulting Agreement, an option covering 3,000,000 shares of Parent Common Stock to Jeffrey Arnold and additional options covering 1,000,000 shares, in the aggregate, of Parent Common Stock to one or more eligible individuals.

(ii)                                  HSW agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause the employees, agents and representatives (including all investment bankers, attorneys, accountants and other professional advisors) of it or any of its Subsidiaries not to, directly or indirectly, (a) have any discussion with or provide (by any medium) any material, non-public information or data to any Person relating to, or which insofar as reasonably could be foreseen could lead to, any transaction or business combination by HSW or any of its Subsidiaries in the Territories regarding the ownership, use or license of any Licensed Content or Sublicensed Content in the Territories or (b) approve or execute or enter into, any term sheet, memorandum of understanding, letter of intent, agreement-in-principle, contract, commitment, plan, arrangement or agreement with respect to the foregoing.  HSW immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with all Persons conducted heretofore with respect to any of the foregoing.

(b)                                 During the period from the date of this Agreement and continuing until the Effective Time, Parent and Merger Sub agree that they shall engage in no business or other activities other than the performance or compliance with the agreements and covenants required to be performed by them under this Agreement or the Purchase Agreements or actions taken in connection with the consummation of the transactions contemplated hereby and thereby.

7.3                               Preparation of Proxy Statement and Form S-4.

(a)                                  As promptly as practicable following the date hereof, Company shall prepare and cause to be filed with the SEC, subject to reasonable approval of Parent, proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company Stockholders at the Company Stockholders Meeting (such proxy statement/prospectus, and all amendments and supplements thereto, the “Proxy Statement/Prospectus”).  The parties hereto shall cooperate to prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock to the Company Stockholders pursuant to the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”).  The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as a prospectus.  Each party shall provide all information concerning it and its businesses as the other parties may reasonably request in connection with the preparation of the Proxy Statement/Prospectus and Form S-4.  The parties hereto shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC’s staff and the

Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Prior to the effective date of the Form S-4, Parent shall, and Company shall cooperate with Parent to, take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger.  As promptly as practicable after receipt thereof, the parties hereto shall provide the other parties with copies of all written comments and advise the other parties of any oral comments with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC’s staff.  The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on all proposed amendments and supplements to the Proxy Statement/Prospectus and the Form S-4 prior to filing the same with the SEC, and will provide each other with a true and complete copy of all such filings made with the SEC.  Company will cause the Proxy Statement/Prospectus to be mailed to Company’s stockholders as promptly as practicable after the Form S-4 is declared effective by the SEC under the Securities Act.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities and Blue Sky Laws in connection with the Merger and Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.  Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC’s staff for amendment of the Proxy Statement/Prospectus or the Form S-4 or the submission of any supplemental materials (for review by the SEC Staff) in connection therewith.    If at any time prior to the Effective Time any information relating to any party or any of its affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus such that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company Stockholders.

(b)                                 Parent and Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

(c)                                  Parent shall take all steps necessary to ensure that the shares of Parent Common Stock issuable pursuant to the exercise of assumed Company Options (the “Parent Option Shares”) have been registered under the Securities Act of 1933 as of the Closing Date.  Such steps shall include, without limitation, filing a Form S-8 covering the Parent Option Shares with the SEC.

7.4                               Termination of Registration of Company Common Stock.  As promptly as practicable after the Effective Time, Company shall file with the SEC Notices of Termination of

Registration on Form 15 (pursuant to Rule 12g-4 under the Exchange Act) with respect to the Company Common Stock.

7.5                               Listing of Shares of Parent Common Stock.  Parent shall promptly prepare and submit to the Nasdaq Stock Market a listing application covering the shares of Parent Common Stock to be issued in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent Common Stock, subject to official notice of issuance to Nasdaq Stock Market.

7.6                               Affiliates.

(a)                                  Not less than 20 days prior to the date of the Company Stockholders Meeting, Company shall deliver to Parent a letter identifying all Persons who, in the judgment of Company, may be deemed at the time this Agreement is submitted for adoption by the Company Stockholders, “affiliates” of Company for purposes of Rule 145(a) under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof.  Company shall use reasonable best efforts to cause each Person identified on such list to deliver to Parent not less than 10 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit J hereto (an “Affiliate Agreement”).  The parties to the Affiliate Agreement pursuant to this Section 7.6(a) shall be referred to herein as the “Rule 145 Affiliates.”

(b)                                 In conjunction with the Closing, Parent shall make available to each of the Rule 145 Affiliates the right to enter into a registration rights agreement (the “Affiliate Registration Rights Agreement”), substantially in the form of Exhibit K.

7.7                               Section 16 Matters.  Prior to the Effective Time, Company and Parent shall take all such steps as may be reasonably required to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company and Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8.                            Governmental Filings.  Each party shall (a) confer on a regular intermittent basis with the other parties, and (b) report to the other parties (to the extent permitted by law or regulation or the Confidentiality Agreement) on matters relating to governmental filings.  Each party shall timely file all reports required to be filed by it with the SEC and all other Governmental Entities between the date of this Agreement and the Effective Time and shall, if requested by any other party and to the extent permitted by law or regulation or the Confidentiality Agreement, deliver to such party true and complete copies of all such reports, announcements and publications promptly after such request.

7.9                               Qualification Under Section 351 and Section 368(a) of the Code.

(a)                                  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Contribution together with the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger to qualify as a transaction under Section 351 of the Code and to cause the exchange of Company

Common Stock for Parent Common Stock pursuant to the Merger to qualify as a reorganization under Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Contribution together with the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as a transaction under Section 351 of the Code or the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Effective Time, none of HSW, Parent, Merger Sub or Company or any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contribution together with the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger to fail to qualify as a transaction under Section 351 of the Code or the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b)                                 As of the date hereof, Company does not know of any reason (i) why it would not be able to deliver to counsel to Company and HSW at the date of the legal opinions referred to below, customary representations to enable such firms to deliver the legal opinions contemplated by Section 8.2(c) and Section 8.3(d), and Company hereby agrees to deliver such representations effective as of the date of such opinions or (ii) why counsel to Company and HSW would not be able to deliver the opinions required by Section 8.2(c) and Section 8.3(d).  Company will deliver such representations to counsel to Company and HSW.

(c)                                  As of the date hereof, none of HSW, Parent or Merger Sub knows of any reason (i) why it would not be able to deliver to counsel to HSW and Company at the date of the legal opinions referred to below, customary representations to enable such firms to deliver the legal opinions contemplated by Section 8.2(c) and Section 8.3(d), and HSW, Parent and Merger Sub hereby agree to deliver such representations effective as of the date of such opinions or (ii) why counsel to HSW and Company would not be able to deliver the opinions required by Section 8.2(c) and Section 8.3(d).  HSW, Parent and Merger Sub will deliver such representations to counsel to HSW and Company.

7.10                        Company Stockholders Meeting.  Company shall duly call and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Company and Parent (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement.  Company shall use reasonable best efforts to solicit the adoption of this Agreement by the Required Company Vote.  The Board of Directors of Company shall recommend (and publish in the Proxy Statement/Prospectus such recommendation) the adoption of this Agreement by the Company Stockholders as set forth in Section 5.9 (the “Company Recommendation”).  Without limiting the generality of the foregoing, nothing in this Agreement shall (i) prevent the Board of Directors of Company from making any disclosure to its stockholders if, after consultation with independent outside counsel, such disclosure is required by applicable law, or (ii) prevent the Board of Directors from withdrawing the Company Recommendation and canceling the Company Stockholders Meeting if the Board determines that it cannot recommend the adoption of this Agreement and the Transaction.

7.11                        Acquisition Proposals.

(a)                                  Without limiting any party’s obligations or rights under this Agreement (including under this Article VII), Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause the employees, agents and representatives (including all investment bankers, attorneys, accountants and other professional advisors) of it or any of its Subsidiaries not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making or receipt of any Acquisition Proposal, or (ii) have any discussion with or provide (by any medium) any material, non-public information or data to any Person relating to or which insofar as reasonably could be foreseen to lead to the making of an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose, publicly or otherwise, to approve or recommend, or execute or enter into, any term sheet, memorandum of understanding, letter of intent, agreement-in-principle, contract, commitment, plan, arrangement or agreement, or propose, publicly or otherwise or agree to do any of the foregoing related to any Acquisition Proposal.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement among the parties hereto, any offer or proposal for, or any indication of interest, letter of intent, memorandum of understanding, term sheet or inquiry relating to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, (B) any transfer, lease, assignment, exchange, purchase or sale of 15% or more of the consolidated assets (including, without limitation, capital stock of its Subsidiaries) of such party and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, any equity or voting debt securities of such party, which, if consummated, would result in any Person acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of any securities representing 15% or more of the outstanding voting power of such party (or of the surviving, resulting or ultimate parent entity in such transaction) or any of its Significant Subsidiaries.

(b)                                 Notwithstanding anything in this Agreement to the contrary, Company or its Board of Directors (including any duly constituted committee thereof) shall be permitted to engage in any discussions or negotiations with, or provide (by any medium) material, non-public data or information to, any Person in response to a bona fide written Acquisition Proposal by any such Person (not made or received in violation of paragraph (a) of this Section 7.11), if and only to the extent that, (i) its Board of Directors concludes in good faith after consultation with outside counsel and independent financial advisors that such Acquisition Proposal is reasonably expected to lead to a Superior Proposal, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements relative to proposed transactions such as the Acquisition Proposal, as advised by outside counsel, and (iii) Company notifies HSW and Parent promptly (and, in any case within 48 hours) of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, such Person or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions (including for this purpose the price, structure, intended accounting and tax treatment, closing conditions, anticipated closing date and requisite regulatory approvals, to the extent then known or specified by such Person) of any inquiries, indications of interest, proposals, term sheets or offers.

If, in connection with an Acquisition Proposal, the Company or its Board of Directors (including any duly constituted committee thereof), withdraws, modifies or qualifies (or proposes publicly or otherwise to withdraw, modify or qualify) in any manner adverse to HSW or Parent the Company Recommendation, or (y) takes any action or makes any statement (not described in the foregoing clause (x)) in connection with the Company Stockholders Meeting otherwise inconsistent with the Company Recommendation (including any action contemplated under subsection (c) below), Company (A) shall provide immediate written notice to HSW and Parent advising HSW and Parent of such occurrence and specifying the identity of the Person making the Acquisition Proposal as well as the material terms and conditions (including for this purpose, price structure, intended accounting and tax treatment, closing conditions, anticipated closing date and requisite regulatory approvals, to the extent known) of such Acquisition Proposal and (B) shall postpone or delay the Company Stockholders Meeting for not less than five (5) days after the date such written notice is provided to HSW and Parent.  During such five (5) day period, Company shall negotiate in good faith with HSW and Parent with respect to any changes to this Agreement proposed by HSW and Parent (it being understood and agreed that any material amendment to the financial or other material terms of a Superior Proposal, if any, shall require a new five (5) day period to afford HSW and Parent the opportunity to negotiate with Company).

(c)                                  Notwithstanding anything in this Agreement to the contrary but subject to the obligations of the Company under this Section 7.11, Company or its Board of Directors (including any duly constituted committee thereof) shall be permitted to approve or recommend, or propose, publicly or otherwise, to approve or recommend, or execute or enter into, any term sheet, memorandum of understanding, letter of intent, agreement-in-principle, contract, commitment, plan, arrangement or agreement, or propose, publicly or otherwise or agree to do any of the foregoing, related to any Superior Proposal.

“Superior Proposal” means a bona fide written proposal made by a Person other than a party to this Agreement (1) regarding a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Company as a result of which the other party thereto or its stockholders would own a majority or more of the outstanding combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (2) which is on terms which the Board of Directors of Company in good faith concludes (following receipt of the advice of an independent financial advisor of national standing and of independent outside counsel), after taking into account, among other things, the long-term strategic objectives of such party and all legal, financial, tax, accounting, regulatory and other aspects of the proposal and the Person making the proposal (including its likelihood of consummation and anticipated timing thereof), is more favorable to its stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement, and (3) which provides that any requisite external financing (sufficient to pay the cash portion, if any, of the proposed transaction consideration and expenses related thereto) is either then committed or otherwise funded and not subject to any material contingency (other than customary third party lender “market outs”).

(d)                                 Company agrees that it shall, and shall cause its officers, directors and representatives to, immediately cease and cause to be terminated all activities, discussions and negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.  Company agrees that it will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 7.11 and use its reasonable best efforts to obtain their express acknowledgment of the terms hereof.

7.12                        Notice of Developments.

(a)                                  Prior to the Closing, Company shall promptly notify HSW in writing of (i) all events, circumstances, facts, occurrences and non occurrences arising subsequent to the date of this Agreement which would result in any breach of a representation, warranty or covenant of Company in this Agreement or which, to the knowledge of Company, would have the effect of making any representation or warranty of Company in this Agreement untrue or incorrect in any material respect and (ii) all other material developments which would reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Prior to the Closing, HSW, Parent and Merger Sub shall promptly notify Company in writing of (i) all events, circumstances, facts, occurrences and non occurrences arising subsequent to the date of this Agreement which would result in any breach of a representation, warranty or covenant of HSW, Parent or Merger Sub in this Agreement or which, to the knowledge of the HSW, Parent or Merger Sub, would have the effect of making any representation or warranty of HSW, Parent or Merger Sub in this Agreement untrue or incorrect in any material respect and (ii) all other material developments which would reasonably be expected to have a HSW Material Adverse Effect or Parent Material Adverse Effect.

7.13                        Access to Information.  From the date hereof through the Effective Time, Company and HSW shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, the HSR Act or other laws, rules and regulations that may be applicable (other than documents, or portions thereof, which such party is not permitted to disclose under applicable law or which such party reasonably believes to relate to negotiating strategies).  From the date hereof through the Effective Time, Company shall (and shall cause its Subsidiaries to) afford to HSW and its accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of Company, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to HSW all information concerning its business, properties and personnel as HSW may reasonably request.  From the date hereof through the Effective Time, HSW shall (and shall cause its Subsidiaries to) afford to Company and its accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of HSW, which shall not be unreasonably withheld, to its properties, books, contracts, commitments and records relating to the rights of HSW intended to be contributed to Parent as a part of the Transaction and to its personnel and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Company all information concerning such rights as

Company may reasonably request.  Company and HSW and their respective accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 7.13, not unduly interfere with the operation of the business of Company or HSW and their respective Subsidiaries, as the case may be.  Company and HSW and their respective agents shall maintain the confidentiality of all information produced or disclosed pursuant to this Section 7.13, in accordance with the terms and conditions of the Confidentiality Agreement.  No investigation pursuant to this Section 7.13 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

7.14                        Public Announcements.  The parties hereto shall work together in good faith to develop a joint public relations and communications plan with respect to stockholders, market professionals, the investment community, employees, customers and suppliers and each party shall use best efforts (i) to ensure that all press releases and other public statements and announcements (including, without limitation, pursuant to Rules 165 and 425 under the Securities Act and 14a-12 under the Exchange Act) with respect to the transactions contemplated hereby shall be consistent with such joint communications and public relations plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, to consult with each other and give effect to the reasonable comments of the other parties before issuing any press release or, to the extent practical, otherwise making any public statement or other announcement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 7.3, no party shall issue any press release or otherwise make any public statement announcement or disclosure concerning the other parties or the other parties’ business, financial condition or results of operations without the consent of such parties, which consent shall not be unreasonably withheld or delayed.

7.15                        Fees and Expenses.  All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses and the Company and HSW shall each pay, when due, one-half of all Expenses relating to (i) printing, filing and mailing the Form S-4 and the Proxy Statement, other registration statements required under any Ancillary Agreements with respect to Parent Common Stock and all SEC and other regulatory filing fees incurred in connection with the Form S-4, the Proxy Statement and such other registration statements, (ii) NASDAQ listing application and other listing costs and (iii) the filing fee for the Notification and Report Forms filed under HSR Act, except that if the Transaction is consummated, the Surviving Corporation shall be responsible for, reimburse or pay any and all Expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding any other provision in this Agreement, the Surviving Corporation shall not be responsible for, reimburse or pay (A) any penalties or late fees in connection with any Expenses incurred by HSW, Parent or Merger Sub as a result of the failure of such Person to pay such Expenses when due except to the extent that the Company, or the Surviving Company pursuant hereto, is responsible for, reimburses or pays any penalties or late fees in connection with any Expenses incurred by the Company or any of its Subsidiaries or Wei Zhou or (B) any Expenses relating to the performance of HSW or Wei Zhou under the Ancillary Agreements from and after the effective time thereof.  As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

7.16                        Efforts.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts and act in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all necessary applications, notices, petitions, filings and other documents and (ii) to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction and the other transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Required Approvals”); provided that Company will not be required by this Section 7.16 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires, before or after the Effective Time, the divestiture of any of its assets or any of the assets of its Subsidiaries or (B) limits, before or after the Effective Time, its freedom of action with respect to, or its ability to retain any of its assets or businesses or any of the assets or businesses of its Subsidiaries.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall in any event be made at least thirty (30) days prior to the proposed Closed Date agreed upon by the parties), and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable.

7.17                        Further Assurances.  From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof, at the sole cost of the requesting party, except as otherwise provided in Section 7.15.

7.18.                     Control of Other Party’s Business.  Nothing contained in this Agreement (but without limitation of any undertakings or restrictive covenants made by any party to this Agreement as to itself and its Subsidiaries) shall give Parent, directly or indirectly, the right to control or direct Company’s business or operations and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent’s business or operations prior to the Effective Time.  Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, exclusive control, ownership and supervision over its own business and operations.

7.19                        Obligations of Parent and Merger Sub.  HSW shall take all actions necessary to cause Parent and Merger Sub to perform their respective obligations under this Agreement and to consummate the Transaction on the terms and subject to the conditions set forth in this

Agreement and in the Ancillary Agreements.  HSW shall act as a guarantor and be jointly liable for Parent’s and Merger Sub’s performance of their respective obligations under this Agreement.

7.20                        Continuation of Company Benefit Plans.  For a period of two years following Closing, Parent shall continue all Company Benefit Plans with a level of provided per-participant compensation and benefits no less than that provided immediately prior to the Closing.  Notwithstanding the foregoing, Parent may increase the level of compensation and benefits made available under any Company Benefit Plan at any time.

7.21                        Creation of Equity Compensation Plan.  Prior to Closing, Parent shall adopt an equity compensation plan (“Parent Equity Plan”), in a form reasonably acceptable to Parent and the Company, that provides for the issuance of stock options and other equity awards to Parent employees, directors, and consultants.  A total of 8,000,000 shares of Parent Common Stock initially shall be reserved for issuance under Parent Equity Plan.

7.22                        Consulting Agreement.  Prior to Closing, Parent shall enter into a consulting agreement with Jeffrey Arnold, in substantially the form attached hereto as Exhibit L (the “Arnold Consulting Agreement”).

7.23                        Restructuring.  Prior to Closing, Company will use its commercially reasonable efforts to agree mutually with HSW on steps to implement a restructuring of the Company’s operations in the PRC including, without limitation, taking those steps outlined in Section 7.23 of the Company Disclosure Schedule.

7.24                        Sublicensing of Images.  Between the date hereof and the Closing Date, HSW shall use commercially reasonable efforts to obtain the right to sublicense the images referenced in Section 6.7(a) of the Parent Disclosure Schedule to Parent pursuant to the Contribution Agreements.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1                               Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of HSW, Parent, Merger Sub and Company to effect the Transaction are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Company shall have obtained the Required Company Vote;

(b)                                 the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(c)                                  the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

(d)                                 no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Transaction;

(e)                                  the waiting period (and any extension thereof) applicable to the Transaction under the HSR Act shall have been terminated or shall have expired; and

(f)                                    each of the conditions to the obligations of the purchasers at Closing under the Purchase Agreement with High River Limited Partnership and StuffWorks, LLC shall have been satisfied and the closing thereunder shall have occurred simultaneously with the Closing hereunder.

8.2                               Conditions to Obligations of Company to Effect the Transaction.  The obligations of Company to effect the Transaction shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  each of the representations and warranties of HSW, Parent and Merger Sub set forth in this Agreement which are qualified with respect to Parent Material Adverse Effect or HSW Material Adverse Effect or in any other respect as to materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such other date) and all other representations and warranties of HSW, Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date) and Company shall have received a certificate of a senior executive officer and a senior financial officer of HSW, Parent and Merger Sub to such effect;

(b)                                 HSW, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to Effective Time, and Company shall have received a certificate of a senior executive officer and a senior financial officer of HSW, Parent and Merger Sub to such effect;

(c)                                  Company shall have received from Shearman & Sterling LLP, counsel to Company, as of the Effective Time, an opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, either (i) the Contribution together with the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger will qualify as a transaction under Section 351 of the Code, or (ii) the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger will qualify as a reorganization under Section 368(a) of the Code.  In rendering such opinion, counsel to Company may require and shall be entitled to rely upon customary information, representations and assumptions reasonably satisfactory in form and substance to such counsel;

(d)                                 HSW, Parent and Merger Sub and their respective Affiliates, as applicable, shall have executed and delivered the Registration Rights Agreement, Services Agreement, Update Agreement, Affiliate Registration Rights Agreements, Contribution Agreements and the Stockholders Agreement;

(e)                                  the Contribution shall have occurred;

(f)                                    HSW shall have obtained or caused to be obtained all of the Consents listed in Section 8.2(f) of the Parent Disclosure Schedule; and

(g)                                 Since the date of this Agreement, HSW shall not have suffered, and no event shall have occurred that could reasonably be expected to have, an HSW Material Adverse Effect.

8.3                               Conditions to Obligations of HSW, Parent and Merger Sub to Effect the Transaction.  The obligations of HSW, Parent and Merger Sub to effect the Transaction shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

 (a)                               each of the representations and warranties of Company and of the Majority Company Stockholder set forth in this Agreement or in the Voting Agreement, as the case may be, which are qualified with respect to Company Material Adverse Effect or in any other respect as to materiality, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such other date) and all other representations and warranties of Company and of the Majority Company Stockholder set forth in this Agreement or in the Voting Agreement, as the case may be, shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), and HSW, Parent and Merger Sub shall have received a certificate of a senior executive officer and a senior financial officer of Company and a certificate of the Majority Company Stockholder, as applicable, to such effect;

(b)                                 Company and the Majority Company Stockholder shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement or the Voting Agreement, as the case may be, at or prior to the Effective Time, and HSW, Parent and Merger Sub shall have received a certificate of a senior executive officer and a senior financial officer of Company and a certificate of the Majority Company Stockholder, as applicable, to such effect;

(c)                                  Company shall have obtained or caused to be obtained all of the Consents, if any, listed on Section 8.3(c) of the Company Disclosure Schedule;

(d)                                 HSW and Parent shall have received from Greenberg Traurig, LLP, counsel to HSW and Parent, as of the Effective Time, an opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Contribution together with the exchange of Company Common Stock for Parent Common Stock pursuant to the Merger will qualify as a transaction under Section 351 of the Code.  In rendering such opinion, counsel to HSW and Parent may require and shall be entitled to rely upon customary information, representations and assumptions reasonably satisfactory in form and substance to such counsel;

(e)                                  Wei Zhou shall have executed and delivered the Registration Rights Agreement and the Stockholders Agreement;

(f)                                    Company shall have executed and delivered the agreements listed on Section 8.3(f) of the Company Disclosure Schedule in connection with the restructuring of its PRC operations;

(g)                                 either (i) the following shall have occurred: (A) Wei Zhou shall have purchased any and all of the equity interest in Tianjin Yingfeng Technology Development Co., Ltd (“Yingfeng”) from all of the holders of the equity interest in Yingfeng, (B) Wei Zhou shall have nominated Jingchen Zhou to hold all legal title to such equity interest in Yingfeng; (C) Jingchen Zhou shall have entered into the Equity Interest Pledge Agreement with Intac (Tianjin) International Trading Company in the form attached hereto as Exhibit M, and (D) in consideration of the foregoing, Company shall issue shares in Company to Wei Zhou representing the fair market value of Yingfeng, provided, however, that Parent, HSW, Company and Wei Zhou shall mutually agree upon the amount of such consideration, or (ii) Company and/or Wei Zhou shall have taken such other actions with respect to Yingfeng as shall be mutually agreed upon by Parent, HSW, Company and Wei Zhou; and

(h)                                 Since the date of this Agreement, Company shall not have suffered, and no event shall have occurred that could reasonably be expected to have, a Company Material Adverse Effect.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders:

(a)                                  By mutual written consent of HSW and Company;

(b)                                 By either HSW or Company, if the Effective Time shall not have occurred on or before 5:30 p.m., Eastern time, on October 20, 2006 (the “Termination Date”); provided, however, that the Termination Date may be extended to a date mutually agreed to by Company and HSW if, and only if, the condition set forth in Section 8.1(b) or 8.1(c) shall not have been satisfied on or prior to the Termination Date; provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before the Termination Date (or any extended date as contemplated by the immediately preceding proviso);

(c)                                  By either HSW or Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d)                                 By either HSW or Company, if the requisite approvals of the Company Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders Meeting or of any adjournment or postponement thereof at which the vote was taken;

(e)                                  By HSW, if Company shall have (i) failed to make the Company Recommendation or withdrawn, modified or qualified (or proposed publicly or otherwise to withdraw, modify or qualify) in any manner adverse to HSW or Parent the Company Recommendation, or taken any action in connection with the Company Stockholders Meeting otherwise inconsistent with the Company Recommendation (including any action contemplated under Section 7.11(c)) whether or not permitted by the express terms of this Agreement or (ii) failed to duly notice and convene the Company Stockholders Meeting in accordance with Section 7.10;

(f)                                    By Company, if the Board of Directors of Company determines in good faith after consultation with independent outside counsel, that it is required to do so by its fiduciary duties under applicable law;

(g)                                 By HSW, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 8.3(a) or (b) are not capable of being satisfied on or before the Termination Date; or

(h)                                 By Company, if HSW, Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 8.2(a) or (b) are not capable of being satisfied on or before the Termination Date.

9.2                               Effect of Termination.  If this Agreement is terminated by either HSW or Company as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to the second to last sentence of Section 7.13, Section 7.15, this Section 9.2 and Article X, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Company, HSW, Parent nor Merger Sub shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

9.3                               Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Company Stockholders, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any national securities stock exchange or U.S. inter-dealer quotation systems of a registered national securities association requires further approval by such stockholders without such further approval.  After approval of the Company Stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger without the further approval of the Company Stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

10.1                        Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

10.2                        Notices.  All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Company:

INTAC International, Inc.
12221 Merit Drive
Suite 600
Dallas, Texas 75251
Attention: David Darnell
Facsimile: (469) 916-9892

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
2318 China World Tower Two
1 Jianguomenwai Dajie
100004 Bejing, China
Attention: Lee Edwards
Facsimile: +(8610) 6505-1818

If to HSW, Parent or Merger Sub:

One Capital City Plaza
3350 Peachtree Road
Suite 1500
Atlanta, Georgia 30326
Attention: Legal Department
Facsimile: 404-760-3458

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3290 Northside Parkway
The Forum, Suite 400
Atlanta, Georgia 30327
Attention: James S. Altenbach, Esq.
Facsimile: 678-553-2212

10.3                        Entire Agreement.  This Agreement, the Ancillary Agreements and the documents, schedules and instruments referred to herein or therein and to be delivered pursuant hereto or thereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof.  There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein or Ancillary Agreements.

10.4                        Assignments; Parties in Interest.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any assignment otherwise shall be void).  Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided.

10.5                        Governing Law.  Except to the extent that the Nevada Merger Statutes are mandatorily applicable to the Merger or to the rights of the Company Stockholders or the parties hereto with respect to the Transaction, this Agreement shall be governed in all respects by the laws of the State of New York applicable to contracts executed in and to be performed in that State (without giving effect to the provisions thereof relating to conflicts of law).

10.6                        Headings; Interpretation; Incorporation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.  Words such as “herein,” “hereof,” “hereto,” “hereunder” or the like shall refer to this Agreement as a whole.  The words “include” or “including” shall be by way of example rather than by limitation.  The words “or,” “either” or “any” shall not be exclusive.  Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.  References to Sections, Articles, Schedules or Exhibits shall, unless the context otherwise requires, be to Sections, Articles, Schedules or Exhibits hereof.  The Schedules and Exhibits hereto are incorporated herein by reference.

10.7                        Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

10.8                        Severability.  If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect provided that the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.9                       Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

10.10                Saturdays, Sundays and Legal Holidays.  If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

10.11                Disclosure Schedules.  Notwithstanding anything to the contrary contained in the Company Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Schedule which should, based on the substance of such information or disclosure, be applicable to another section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in such other section of the Company Disclosure Schedule as though fully set forth therein provided that the applicability of such information and disclosure to such other section is reasonably apparent on the face of such information or disclosure.  Notwithstanding anything to the contrary contained in the Parent

Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Parent Disclosure Schedule which should, based on the substance of such information or disclosure, be applicable to another section of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in such other section of the Parent Disclosure Schedule as though fully set forth therein provided that the applicability of such information and disclosure to such other section is reasonably apparent on the face of such information or disclosure.

10.12                 Submission to Jurisdiction; Waivers.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Transaction may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the others hereto have been induced to enter into this Agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

10.13                 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly hereby agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14                Certain Definitions.  As used herein:

(a)                                  “Affiliate” shall have the meaning given to such term in Rule 12b-2 under the Exchange Act;

(b)                                 “Ancillary Agreements” means the Voting Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Contribution Agreements, the Services Agreement, the Update Agreement, Affiliate Registration Rights Agreements, Arnold Consulting Agreement, the Purchase Agreements and the side letter, dated as of the date hereof, between Parent and HSW pursuant to which Parent has an option to obtain a license from HSW for the Chinese and/or Portuguese translations of the HowStuffWorks name and associated marks;

(c)                                  “Board of Directors” means the board of directors of any specified Person and any committees thereof;

(d)                                 “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

(e)                                  “Company Material Adverse Effect” means any event, circumstance, change or effect (any such item, an “Effect”), individually or in the aggregate with any such other Effect, that is materially adverse to the business, financial condition or results of operations of Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on Company:  (i) any Effect that results from changes in general economic conditions in the PRC or changes in the United States securities markets in general, (ii) any Effect that results from general changes in the industries in which Company and its Subsidiaries operate, or (iii) any Effect that results from any action required to be taken pursuant to this Agreement or at the request of HSW, Parent or Merger Sub;

(f)                                    “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of February 15, 2006 between HSW and Company;

(g)                                 “Contributed Content” means the “Contributed Content” as defined in the Contribution Agreements;

(h)                                 “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(i)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(j)                                     “HSW Material Adverse Effect” means any event, circumstance, change or effect (any such item, an “Effect”), individually or in the aggregate with any such other Effect, that is materially adverse to the rights in the Licensed Content or Sublicensed Content that are intended to be transferred, licensed or contributed to Parent as a part of the Transaction and the ability of HSW to make the Contribution; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, such a Material Adverse Effect with respect to HSW:  (i) any Effect that results from changes in general economic conditions in the jurisdictions in which HSW operates, (ii) any Effect that results from general changes in the industries in which HSW operates, or (iii) any Effect that results from any action required to be taken pursuant to this Agreement or at the request of Company; provided further, that if Jeffrey Arnold ceases to provide significant management services to HSW or Jeffrey Arnold ceases to perform his duties as an executive officer and director of HSW, any such cessation shall be deemed to be an HSW Material Adverse Effect;

(k)                                  “Intellectual Property” means (i) any idea, design, concept, technique, methodology, process, invention or discovery, whether patentable or not, all United States and foreign patents, patent applications, certificates of invention and all continuations in part, extensions, renewals, divisions, re-issues and re-examinations relating thereto; (ii) any works of authorship or expression, whether or not copyrightable, including moral rights (as defined below) and copyrights recognized by domestic or foreign law, together with any renewal or extension thereof and all rights deriving there from; (iii) any logos, trademarks, service marks, trade names and trade dress, and all goodwill relating thereto; and (iv) any trade secrets, know-how, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and in each case including any improvements, enhancements or modifications to or derivatives from any of the foregoing, and the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof;

(l)                                     “known” or “knowledge” means, with respect to any party, the knowledge of such party’s executive officers after reasonable inquiry as to the matter in question;

(m)                               “Licensed Content” means the “Licensed Content” as defined in the Contribution Agreements;

(n)                                 “Parent Material Adverse Effect” means any event, circumstance, change or effect (any such item, an “Effect”), individually or in the aggregate with any such other Effect, that is materially adverse to the business, financial condition or results of operations of Parent and Merger Sub taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on Parent or Merger Sub:  (i) any Effect that results from changes in general economic conditions in the jurisdictions in which Parent and Merger Sub operate or will operate as contemplated under this Agreement or changes in the United States securities markets in general, (ii) any Effect that results from general changes in the industries in which Parent and Merger Sub operate or will operate as contemplated under this Agreement, or (iii) any Effect that results from any action required to be taken pursuant to this Agreement or at the request of Company;

(o)                                 “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;

(p)                                 “PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(q)                                 “Sublicensed Content” means the “Sublicensed Content” as defined in the Contribution Agreements;

(r)                                    “Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, not less than a majority of the securities or other equity or ownership or beneficial interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are, directly or indirectly, owned or controlled by such Person or by any of its Subsidiaries; provided, that with respect to Company, “Subsidiary” shall also include each of Beijing Intac Purun Educational Technology Development Co., Ltd., Beijing Intac Meidi Advertising Co., Ltd. and Beijing Intac Meidi Technology Development Co., Ltd.;

(s)                                  “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, import, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest penalty addition to tax or additional amount, imposed by any Governmental Entity;

(t)                                    “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and

(u)                                 “Territories” means, collectively, each “Territory” as defined in the Contribution Agreements.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first written above.

INTAC INTERNATIONAL, INC.,
a Nevada corporation

By:	/s/ J. David Darnell
Title:	Senior Vice President and Chief Financial Officer

HOWSTUFFWORKS, INC.,
a Delaware corporation

By:	/s/ Jeffrey Arnold
Title:	Chief Executive Officer

HSW INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Jeffrey Arnold
Title:	Chief Executive Officer

HSW INTERNATIONAL MERGER CORPORATION,
a Nevada corporation

By:	/s/ Jeffrey Arnold
Title:	Chief Executive Officer

EXHIBIT A

Execution Copy

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), entered into on this 20th day of April 2006, by and among HOWSTUFFWORKS, INC., a Delaware corporation (“HSW”), and WEI ZHOU (the “Stockholder”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Transaction Agreement (as defined below).

WITNESSETH:

A.                                   Intac International, Inc. is a corporation organized under the laws of the State of Nevada (the “Company”). The Stockholder is the record and beneficial owner of 11,950,000 shares of Company Common Stock of the Company (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of Company, the beneficial ownership of which is acquired by the Stockholder after the date hereof and during the term of this Agreement, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the “Shares”). As of the date of this Agreement, the Shares owned by the Stockholder represent fifty-three point eight percent (53.8%) of the issued and outstanding capital stock of Company.

B.                                     HSW, the Company, HSW International, Inc., a Delaware corporation (the “Parent”), and HSW International Merger Corporation, a Nevada corporation (the “Merger Sub”), concurrently with the execution and delivery of this Agreement, are entering into an Agreement and Plan of Merger, of even date herewith (the “Transaction Agreement”), pursuant to which (i) HSW will contribute certain assets, properties and rights to the Parent in exchange for additional shares of common stock of the Parent (the “Contribution”), and (ii) the Merger Sub will merge into and with the Company with the Company surviving the merger (the “Merger”, and together with the Contribution, the “Transaction”), on the terms and subject to the conditions set forth therein.

C.                                     The respective Boards of Directors of HSW, Company, Parent and Merger Sub and the sole stockholder of Merger Sub have approved the Transaction, upon the terms and subject to the conditions set forth in the Transaction Agreement and herein.

D.                                    The Board of Directors of Company has determined to recommend that the stockholders of Company adopt and approve the Transaction Agreement and approve the Transaction.

E.                                      It is a condition and inducement to HSW’s willingness to enter into the Transaction Agreement that the parties hereto enter into this Agreement, and it is a condition to HSW’s, Company’s, Parent’s and Merger Sub’s obligations to complete the Transaction that the stockholders of Company adopt and approve the Transaction Agreement and approve the Transaction.

NOW, THEREFORE, in consideration of the execution of the Transaction Agreement by the parties thereto and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

ARTICLE 1.  VOTING

1.1                                 Agreement to Vote; Voting Proxy.

(a)                                  The Stockholder hereby agrees that he shall, from time to time, at the Company Stockholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Company, however called, (i) if a meeting is held, appear at such meeting or otherwise cause his Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote (or cause to be voted), in person or by proxy, all of his Shares in favor of the approval and adoption by the Company of the Transaction Agreement, the Transaction and each of the transactions contemplated by the Transaction Agreement.

(b)                                 In order to effectuate Section 1.1(a), the Stockholder hereby grants to the Secretary of HSW, or its designee, an irrevocable proxy, pursuant to the Nevada Revised Statutes or other applicable law, coupled with an interest, such proxy to be used solely in the event of a breach of or non-compliance with Section 1.1(a) above, solely for the purposes of (i) demanding that the Secretary of Company call a special meeting of stockholders to consider matters related to the Transaction, and (ii) voting all of the Shares owned (now or hereafter acquired or over which he has voting control) by the grantor of the proxy in favor of the approval and adoption by the Company of the Transaction Agreement, the Transaction and each of the transactions contemplated by the Transaction Agreement, in accordance with the terms and provisions of the Transaction Agreement.

(c)                                  The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, the Merger and the other transactions contemplated by the Transaction Agreement, and to carry out the intent and purposes of this Agreement.

1.2                                 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in HSW any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and HSW shall not have any authority to (i) manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Company, or (ii) exercise any power or authority to direct the Stockholder in the voting of any of the Shares (except as provided in Section 1.1(a)) or in the performance of the Stockholder’s duties or responsibilities as a stockholder of Company.

1.3                                 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Transaction Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at

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any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to HSW as follows:

2.1                                 Authorization; Validity of Agreement; Necessary Action                              The Stockholder has full power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by him of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by him of this Agreement and the consummation by him of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of HSW, constitutes a valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If the Stockholder is married and any of the Stockholder’s Shares constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, the Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the individual or entity signing this Agreement has the full power and authority to enter into and perform this Agreement.

2.2                                 Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any of his assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect the Stockholder’s ability to cast all votes necessary to approve and adopt the Transaction Agreement and the transactions contemplated by the Transaction Agreement.

2.3                                 Shares. The Stockholder’s Existing Shares are, and all of the Shares from the date hereof through and on the Closing Date will be, owned beneficially by the Stockholder. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Stockholder. The Stockholder has or will have the voting power, power of disposition, power to issue instructions with respect to the matters set forth in Article I hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Stockholder’s Shares on the Closing Date, with no limitations, qualifications or

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restrictions on such rights, except for any restrictions pursuant to the applicable federal securities laws and the terms of this Agreement.

2.4                                 Documents Received. The Stockholder acknowledges receipt of copies of the Transaction Agreement, including all schedules and exhibits thereto.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HSW

HSW hereby represents and warrants to the Stockholder as follows:

3.1                                 Corporate Authorization. HSW has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by HSW have been duly and validly authorized and approved by its board of directors and no other actions or proceedings on the part of HSW are necessary to authorize or approve the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by HSW.

3.2                                 Binding Obligation. This Agreement has been duly executed and delivered by HSW, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of HSW, enforceable against HSW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3                                 Non-Contravention. The execution, delivery and performance by HSW of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which HSW is a party or by which HSW (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect HSW’s ability to perform and comply with the terms of this Agreement.

ARTICLE 4. OTHER COVENANTS

4.1                                 Further Agreements.

(a)                                  The Stockholder hereby agrees, while this Agreement is in effect, not to sell, transfer, pledge, encumber, assign or otherwise dispose of or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Company or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Company Common Stock, any other capital stock of Company or any interest in any of the foregoing with any Person other than in accordance with Section 4.1(c) below.

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(b)                                 In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “ Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c)                                  Notwithstanding Sections 4.1(a) and (b) above, the Stockholder shall have the right to transfer the Shares to any immediate family member of the Stockholder if such family member shall have agreed in writing, in a form reasonably acceptable to HSW (i) to accept such Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement; provided that the total number of shares transferred by the Stockholder pursuant to this Section 4.1(c) shall not exceed 4,000,000; provided, further that the Stockholder shall deliver to HSW notice of any such transfer and copies of all such written agreements signed by any such family members.

(d)                                 Each of the Stockholder and HSW covenants and agrees to comply with and perform all his/its respective obligations under this Agreement.

ARTICLE 5. STOCKHOLDER CAPACITY

No representation, warranty, covenant and agreement made by the Stockholder hereunder is made in the Stockholder’s capacity as an officer or director of Company. The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficiary owner of the Shares and nothing herein shall limit or affect the Stockholder’s ability to take any action in his capacity as an officer or director of Company.

ARTICLE 6. GENERAL PROVISIONS

6.1                                 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Transaction Agreement pursuant to Section 9.1 thereof. Nothing in this Section 6.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

6.2                                 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Stockholder:	Room 512, East Wing
Beijing Capital Times Square
88 West Chang’an Avenue
Beijing 100031, China
Attention: Wei Zhou
Facsimile: + (8610) 8391 3145

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With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
2318 China World Tower Two
1 Jianguomenwai Dajie
100004 Beijing, China
Attention: Lee Edwards
Facsimile: +(8610) 6505-1818

If to HSW:	One Capital City Plaza
3350 Peachtree Road
Suite 1500
Atlanta, Georgia 30326
Attention: Legal Department
Facsimile: 404-760-3458

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3290 Northside Parkway
The Forum, Suite 400
Atlanta, Georgia 30327
Attention: James S. Altenbach, Esq.
Facsimile: 678-553-2212

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

6.3                                 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed an original.

6.4                                 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State (without giving effect to choice of law principles thereof).

6.5                                 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity

6.6                                 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this

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Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.7                                 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void; provided that any immediate family member of the Stockholder acquiring the Shares in accordance with Section 4.1(c) shall, upon the delivery of documents contemplated by Section 4.1(c), become a “Stockholder” and a party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including, in the case of an individual, any executors, administrators, estates or legal representatives of such individual). Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any rights, remedy or claim under or in respect of this Agreement or any provision thereof.

6.8                                 Submission to Jurisdiction; Waivers. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this article.

6.9                                 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.10                           Amendments. This Agreement may not be modified or amended, except upon the execution and delivery of a written agreement executed by the parties hereto.

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6.11                           Certain Definitions. For purposes of this Agreement, (i) the term “beneficial ownership” (or any similar term) shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, and (ii) the term “Transaction Agreement” shall include the Transaction Agreement as amended from time to time.

[SIGNATURES ON FOLLOWING PAGE.]

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IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement, or has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

HSW:

HOWSTUFFWORKS, INC.

By:	/s/ Jeffrey Arnold
Name:	Jeffrey Arnold
Title:	Chief Executive Officer

Stockholder:

/s/ Wei Zhou
WEI ZHOU

EXHIBIT B

STOCKHOLDERS AGREEMENT

among

HSW INTERNATIONAL, INC.

HOWSTUFFWORKS, INC.

and

WEI ZHOU

Dated April 20, 2006

Table of Contents

Page

ARTICLE 1
CERTAIN DEFINITIONS

SECTION 1.01 Certain Definitions	1

ARTICLE 2
RESTRICTIONS ON TRANSFERABILITY

SECTION 2.01 General	4
SECTION 2.02 Improper Sale or Encumbrance	4
SECTION 2.03 Restrictive Legends	5

ARTICLE 3
CORPORATE GOVERNANCE

SECTION 3.01 Composition of the Board, Committees and Management	5
SECTION 3.02 Agreement with Respect to Voting of Common Stock	7

ARTICLE 4
CONFIDENTIALITY

SECTION 4.01 Confidentiality	7
SECTION 4.02 Furnishing of Information	8

ARTICLE 5
OTHER MARKETS, ETC.

SECTION 5.01 Other Markets. (a)	8
SECTION 5.02 Additional Content	9
SECTION 5.03 Non-Competition	9

ARTICLE 6
MISCELLANEOUS

SECTION 6.01 Termination	10
SECTION 6.02 Notices	10
SECTION 6.03 Amendments and Waivers	11
SECTION 6.04 Binding Effect	11
SECTION 6.05 Expenses	12
SECTION 6.06 Governing Law; Jurisdiction	12
SECTION 6.07 Specific Performance	12
SECTION 6.08 Counterparts	12
SECTION 6.09 Entire Agreement	13
SECTION 6.10 Headings	13
SECTION 6.11 Severability	13
SECTION 6.12 Public Announcements	13
SECTION 6.13 Cumulative Remedies	13
SECTION 6.14 Interpretation	13
SECTION 6.15 No Third Party Beneficiaries	13
SECTION 6.16 Construction	13

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is entered into as of this 20th day of April, 2006 to be effective as of the Effective Time, by and among HSW INTERNATIONAL, INC., a Delaware corporation (the “Company”), HOWSTUFFWORKS, INC., a Delaware corporation (“HSW”), and WEI ZHOU, a citizen of Germany.

W I T N E S S E T H:

WHEREAS, the Company, HSW, INTAC International, Inc., a Nevada corporation (“INTAC”), and HSW International Merger Corporation, a Nevada corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) HSW will contribute certain assets, properties and rights to the Company in exchange for shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), (ii) the Merger Sub will merge into and with INTAC with INTAC surviving the merger, and (iii) all shareholders of INTAC will receive shares of Common Stock upon the Closing;

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, each of HSW and WEI ZHOU will become a significant stockholder of the Company, and will Beneficially Own shares of Common Stock (each of HSW and WEI ZHOU, a “Stockholder”);

WHEREAS, at the Closing, the Company and HSW will be entering into two Contribution Agreements (the “Contribution Agreements”), pursuant to which HSW will contribute to the Company, among other things, certain Contributed Content (as defined therein); and

WHEREAS, the Company, HSW and WEI ZHOU wish to enter into this Agreement to set forth their agreement as to the matters set forth herein with respect to, among other things, representation on the Company’s Board, the Sale of, or creation, incurrence or assumption of an Encumbrance on, the shares of Common Stock and acquisition by HSW and WEI ZHOU of additional shares of Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, HSW and WEI ZHOU hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

SECTION 1.01   Certain Definitions.  (a)  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Applicable Restricted Period” means the period ending (a) twelve (12) months after the Closing with respect to the first one-third (1/3) of the shares of the HSW Stock, (b) eighteen (18) months after the Closing with respect to the next one-third (1/3) of the shares of the HSW Stock, (c) twenty-four (24) months after the Closing with respect to the remaining one-third (1/3) of the shares of the HSW Stock.

“Beneficially Own” has the meaning given such term in Rule 13d-3 under the Exchange Act; provided that Beneficial Ownership under Rule 13d-3(d)(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination.

“Board” means the board of directors of the Company.

“Closing” has the meaning given to such term in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Control” (including the terms “Controlled by” and “under common Control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means, in respect of the Common Stock, the method of calculating the number of shares of Common Stock outstanding on an applicable measurement date, pursuant to which the following shares shall be deemed to be outstanding: (i) all shares of Common Stock outstanding on such measurement date, (ii) all shares of Common Stock issuable upon conversion of outstanding shares of any convertible or exchangeable securities of the Company and (iii) all shares of Common Stock issuable pursuant to any outstanding stock options or warrants of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company, HSW or WEI ZHOU, as the case may be.

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“Permitted Transferee” means, with respect to a specified Person, any Affiliate of such Person, provided that such Person is not a competitor of the Company, as reasonably determined by the Board.

“Person” means, any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

“Representative” means, as to any person, such person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

“Sale” means, in respect of any Common Stock, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture, association or other legal entity of which such Person (either alone or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Territories” means, collectively, each “Territory” as defined in the Contribution Agreements.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Company	Preamble
Common Stock	Recitals
Confidential Information	4.01
Contribution Agreements	Recitals
HSW	Preamble
HSW Designees	3.01
HSW Stock	2.01
INTAC	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Other Market Transaction	5.01
Stockholder	Recitals
WEI ZHOU Designees	3.01

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ARTICLE 2
RESTRICTIONS ON TRANSFERABILITY

SECTION 2.01   General.  (a)                                            HSW understands and agrees that the shares of Common Stock issued to HSW pursuant to the Merger Agreement (the “HSW Stock”) will not have been registered for resale under the Securities Act.  During the Applicable Restricted Period, HSW may not make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, the HSW Stock; provided that, during the Applicable Restricted Period, HSW may make or solicit a Sale to a Permitted Transferee and may pledge an interest in the HSW Stock to High River Limited Partnership and/or StuffWorks, LLC pursuant to a Stock Pledge Agreement dated as of the date hereof (pursuant to which High River Limited Partnership and/or StuffWorks, LLC, as applicable, shall succeed to all of the rights and obligations of HSW under this Agreement with respect to any shares of HSW Stock foreclosed upon thereunder); provided, further, that the restrictions contained in this Section 2.01 shall terminate and be of no further force and effect (i) with respect to one-third (1/3) of the shares of the HSW Stock, on the date that is twelve (12) months after the Closing, (ii) with respect to the next one-third (1/3) of the shares of the HSW Stock, on the date that is eighteen (18) months after the Closing, and (iii) with respect to the remaining one-third (1/3) of the shares of the HSW Stock, on the date that is twenty-four (24) months after the Closing.

(b)                                 No Sale of HSW Stock to a Permitted Transferee shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions of this Section 2.01.  HSW shall remain responsible for the performance of this Agreement by each Permitted Transferee of HSW to which HSW Stock is transferred.  If any Permitted Transferee to which HSW Stock is transferred pursuant to Section 2.01(a) ceases to be a Permitted Transferee of HSW, such Person shall reconvey such Stock to HSW immediately before such Person ceases to be a Permitted Transferee of HSW so long as such Person knows of its upcoming change of status immediately prior thereto.  If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to HSW as soon as is practicable after the former Permitted Transferee receives notice thereof.

(c)                                  HSW agrees that it will not make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, its interest in any Permitted Transferee to which it has transferred HSW Stock unless prior thereto HSW Stock held by such entity is transferred to HSW or to one or more Permitted Transferees.

SECTION 2.02   Improper Sale or Encumbrance.  Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any shares of Common Stock shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the

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Company shall not give any effect in the Company’s stock records to such attempted Sale or Encumbrance.  Furthermore, HSW and the other parties engaging or attempting to engage in such Sale or Encumbrance shall indemnify and hold harmless the Company and the other Stockholder from all losses that the Company and the other Stockholder may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement.

SECTION 2.03   Restrictive Legends.  (a)  Each certificate representing the shares of HSW Stock and each certificate representing any shares of Common Stock acquired by HSW following its acquisition of Common Stock pursuant to the Merger Agreement shall be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):

(i)                                     THE SHARES REPRESENTED BY THIS CERTIFICATE GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

(ii)                                  THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS UNDER THE TERMS OF STOCKHOLDERS AGREEMENT DATED APRIL 20, 2006, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER AND THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT.

(b)                                 HSW consents to the Company making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

(c)                                  If any HSW Stock ceases to be subject to any and all restrictions on Sale or Encumbrance set forth in Section 2.01 of this Agreement or the other provisions set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such HSW Stock without the first paragraph or without the second paragraph, as applicable, of the legends required by Section 2.03 endorsed thereon.

ARTICLE 3
CORPORATE GOVERNANCE

SECTION 3.01   Composition of the Board, Committees and Management.  (a)  From and after the Closing, the number of directors comprising the Board shall be seven (7), or such number of directors as may be determined by the Board in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, effective as of the Closing.  At all times, a majority of the directors on the Board shall be independent directors and the independent directors (including those designated by any

5

Stockholder) shall meet all requirements regarding the independence of directors as may be applicable to the Company pursuant to applicable Law or the rules of the stock exchange on which the shares of Common Stock are listed.

As of the Closing, HSW, WEI ZHOU and the Company, through the Board, shall take all such action as may be necessary (i) to cause the persons designated by each Stockholder as set forth in Exhibit 3.01(a) to be duly appointed to the Board, each to serve until the next annual election of directors of the Company (unless any such person originally designated by a Stockholder is unable to serve in such capacity, in which event such Stockholder shall designate a substitute individual), and (ii) to cause the Special Committee, the Compensation Committee and the Audit Committee of the Board to be duly established, each composed of the persons set forth in Exhibit 3.01(a) and to serve for such term during which such person remains a director of the Company.  HSW shall have the right to designate five (5) directors (three (3) of whom shall be independent directors) and such directors designated by HSW shall be referred to herein as the “HSW Designees”.  WEI ZHOU shall have the right to designate two (2) directors (one (1) of whom shall be an independent director) and such directors designated by WEI ZHOU shall be referred to herein as the “WEI ZHOU Designees”.  Each Stockholder shall have the right to request the removal, with or without cause, of any directors designated by such Stockholder, and HSW, WEI ZHOU and the Company, through the Board, shall cause any such person to be removed from the Board.

If any director shall be unable or unwilling to serve as a director (including as a member of any committee), the Stockholder which designated such individual as set forth in Exhibit 3.01(a) shall designate another individual and each of HSW, WEI ZHOU and the Company, through the Board, shall cause such person to be nominated for such position.  If it is determined that any incumbent director designated by a Stockholder shall not stand for re-election at any annual meeting of the Company’s stockholders, such Stockholder shall designate the person who shall be nominated for election as a director in lieu of such incumbent director.

(b)                                 Following the nomination of the designees to the Board pursuant to Section 3.01(a), at each election of directors at which the term of any director designated by a Stockholder will expire, the Board shall (i) recommend for election to the Board a nominee who shall be designated by the Stockholder that initially designated the director whose term will expire, and (ii) shall use best efforts to solicit proxies in favor of such nominee consistent with the efforts used to solicit proxies for any other Board nominees.

(c)                                  In addition to the Special Committee, the Compensation Committee and the Audit Committee, the Board shall have such other committees as the Board may from time to time determine, as may be permitted under applicable Law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.  Each of the Special Committee, the Compensation Committee and the Audit Committee shall be comprised of at least three (3) members.  One independent director designated by each Stockholder shall serve on each committee of the Board.  All members of the Compensation Committee and the Audit Committee shall be independent directors.

(d)                                 Each Stockholder hereby agrees that at every meeting of the Company’s stockholders at which directors are to be elected or at any meeting at which the removal of a

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director is subject to the vote of the Company’s stockholders, each Stockholder and its Permitted Transferees shall cause all of their shares of Common Stock to be represented either by proxy or in person and to be voted in favor of (i) the election of the HSW Designees and WEI ZHOU Designees and (ii) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.   If directors are to be elected or removed by written consent of the Company’s stockholders, each Stockholder agrees that it and its Permitted Transferees shall execute written consents in favor of (x) the election of the HSW Designees and WEI ZHOU Designees and (y) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.

(e)                                  In order to effectuate this Section 3.01, each Stockholder hereby grants to the Secretary of the Company an irrevocable proxy pursuant to Section 212(e) of the General Corporation Law of the State of Delaware, coupled with an interest, such proxy to be used solely in the event of a breach of or non-compliance with Section 3.01(d) above, solely for the purpose of voting all of the shares of Common Stock of the Company owned by such Stockholder in favor of (i) the election of all HSW Designees and WEI ZHOU Designees and (ii) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.

SECTION 3.02   Agreement with Respect to Voting of Common Stock.  With respect to all matters submitted to a vote of holders of Common Stock (other than the election of directors as covered by Section 3.01 above), each Stockholder and its Permitted Transferees may vote all shares of Common Stock held by them in their absolute discretion.

ARTICLE 4
CONFIDENTIALITY

SECTION 4.01   Confidentiality.  (a)  Each Stockholder agrees and acknowledges that Confidential Information (as defined below) furnished and to be furnished to it was and will be made available in connection with such Stockholder’s investment in the Company.  Each Stockholder agrees that it will use, and will cause any Person to whom it discloses Confidential Information pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose (including, without limitation, to disadvantage competitively the Company).  Each Stockholder further acknowledges and agrees that it will not disclose any Confidential Information to any Person, provided that Confidential Information may be disclosed (i) to such Stockholder’s Representatives and Affiliates in the normal course of the performance of its and their duties, or to any financial institution providing credit to such Stockholder, (ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject), provided that such Stockholder gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief and such Stockholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation, (iii) to any regulatory authority or rating agency to which such Stockholder or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the

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confidential nature of such information or (iv) if the prior written consent of the Company shall have been obtained.

(b)                                 “Confidential Information” means all information about the Company furnished by the Company or its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished, including, without limitation, all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a Stockholder or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such Stockholder or its Representatives pursuant hereto.  Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Stockholder or its Representatives in violation of this Agreement or other obligation of confidentiality, (ii) was available to such Stockholder on a nonconfidential basis prior to its disclosure by the Company or the Company’s Representatives, or (iii) becomes available to such Stockholder on a nonconfidential basis from a Person (other than the Company or the Company’s Representatives) who is not prohibited from disclosing such information to such Stockholder by a legal, contractual or fiduciary obligation to the Company or any Representative of the Company.

SECTION 4.02   Furnishing of Information.  The Company shall furnish or make available to each Stockholder any documents filed by the Company pursuant to each of Section 13, 14 and 15(d) of the Exchange Act and all annual, quarterly or other reports furnished to the Company’s public security holders and all such other information concerning the Company and its Subsidiaries as such Stockholder may reasonably request.

ARTICLE 5
OTHER MARKETS, ETC.

SECTION 5.01   Other Markets.  (a)   If HSW wishes or proposes to, or receives a bona fide offer from any other Person to, engage in a transaction involving an investment in or purchase or other acquisition of a direct or indirect interest in any entity, business, assets, properties or securities in exchange for or in connection with a sale, transfer, assignment or license of HSW’s rights in the Licensed Content (as defined in the Contribution Agreements) or the Sublicensed Content (as defined in the Contribution Agreements) in any territory outside the United States or the Territories (an “Other Market Transaction”), HSW agrees to:

(i)                                     give the Company written notice of such contemplated Other Market Transaction which written notice shall constitute an irrevocable offer to the Company to participate in such Other Market Transaction in accordance with this Section (should such Other Market Transaction occur) and shall include detailed information relating to the material terms of such Other Market Transaction, including the identity of the parties, a description of the assets and business in reasonable detail, the price and the basis for determining the price; and

(ii)                                  following delivery of such written notice, discuss with the Company its participation in such Other Market Transaction in good faith for a period of time expiring on the earlier of: (A) sixty (60) days from the date of such written notice, and (B) the date on which the Company notifies HSW that it is not interested in participating in such Other Market

8

Transaction; provided, however, that HSW shall have the right to proceed with the closing of such Other Market Transaction prior to the expiration of such period as long as the Company’s ability to participate in the Other Market Transaction in accordance with this Section after such closing shall not be adversely affected.

(b)                                 If HSW elects to participate in any such Other Market Transaction, the Company or one of its Subsidiaries shall have the right to acquire not less than twenty-five percent (25%) and not more than fifty percent (50%) of HSW’s interest in such Other Market Transaction at a price equal to US$10 million for fifty percent (50%) of HSW’s interest in such Other Market Transaction, provided that if the Company (or its Subsidiary) elects to purchase less than fifty percent (50%) of HSW’s interest in such Other Market Transaction, the price shall be decreased in proportion to the decrease in percentage of HSW’s interest in such Other Market Transaction purchased by the Company (or its Subsidiary).  The Company shall have sixty (60) days from the date of the written notice from HSW under Section 5.01(a) within which to notify HSW, in writing, that it elects to purchase a portion (and stating the amount of such portion) of HSW’s interest in such Other Market Transaction.  Failure by the Company to give written notice to HSW within such period shall constitute a rejection of the offer to participate in such Other Market Transaction.

(c)                                  The closing of the purchase by the Company of a portion of HSW’s interest in any such Other Market Transaction shall occur (i) at the time and place of the closing of such Other Market Transaction or (ii) if the closing of such Other Market Transaction has occurred prior to notice of election from the Company pursuant to Section 5.01(b), at the principal offices of HSW not later than fifteen (15) days following the date of such notice of election from the Company.

(d)                                 Notwithstanding any other provision of this Agreement, HSW shall be under no obligation to enter into any Other Market Transaction and the determination of whether to enter into any Other Market Transaction shall be made by HSW in its sole and absolute discretion.

SECTION 5.02   Additional Content.  If the Company acquires, directly or indirectly, whether by purchase, transfer, assignment or license, any rights in any text, images, designs, graphics, artwork or other content (the “Additional Content”), the Company shall use commercially reasonable efforts to obtain, as a part of such acquisition, (i) the worldwide digital publishing rights to such Additional Content and (ii) digital publishing rights for HSW in respect of such Additional Content for use outside the Territories ((i) and (ii), collectively the “Additional Rights”).  Notwithstanding the foregoing, the Company shall not be required to pay or be obligated to incur additional fees or costs for Additional Rights obtained for HSW unless HSW agrees to bear such additional fees and/or costs.  In the event additional fees or costs are required, the Company shall give HSW the opportunity to be involved in the negotiations regarding amount of such additional fees and/or costs (and the Additional Rights obtained therefor) and shall obtain HSW’s written consent prior to agreeing to such additional fees and/or costs.

SECTION 5.03   Non-Competition.  The Company covenants and agrees that, during the term of this Agreement, it shall not, and shall use its best efforts to cause each of its

9

Subsidiaries not to, within the United States, directly or indirectly, either on its own behalf or in partnership or cooperation with any Person, whether as principal, agent, consultant, member, shareholder, partner, joint venturer or the like, (a) enter into any agreement with, hold any equity or financial interest in, or permit its name or any part thereof to be used or associated in business with, any Person that provides any services or products that compete with any services or products of HSW in the United States, or (b) otherwise provide any services or products that compete with any services or products of HSW in the United States, except with the prior written consent of HSW.

ARTICLE 6
MISCELLANEOUS

SECTION 6.01   Termination.  (a)  This Agreement shall become effective as of the Effective Time and shall terminate only:

(i)                                     by virtue of a written agreement to that effect, signed by all parties hereto or all parties then possessing any rights hereunder; or

(ii)                                  upon the expiration of (A) all rights created hereunder and (B) all statutes of limitations applicable to the enforcement of claims hereunder;

provided that the Company’s right to participate in any Other Market Transaction and HSW’s rights in and to any Additional Content pursuant to Article V shall terminate and be of no further force and effect three (3) years from the date hereof; provided further, however, that no termination of this Agreement pursuant to paragraph (i) or (ii) above shall affect the right of any party to recover damages or collect indemnification for any breach of the covenants herein that occurred prior to such termination.

(b)                                 The rights of a Stockholder under Articles II, III and Section 4.02 shall terminate and be of no further force and effect upon the date on which such Stockholder and its Affiliates, in the aggregate, Beneficially Own less than 10% of the Common Stock calculated on a Fully Diluted Basis;

(c)                                  The restrictions on the Sale of, or creation, incurrence or assumption of an Encumbrance on, Common Stock contained in Section 2.01 of this Agreement shall terminate if the Company publicly announces the completion of definitive agreements, whether accomplished through one or a series of related transactions, with respect to (i) a merger, consolidation or other business combination following which the outstanding Common Stock immediately prior to such transaction will represent less than 50% of the outstanding Common Stock of the Company or other entity surviving such transaction or any entity Controlling the Company immediately after the completion of the transaction or (ii) a Sale of all or substantially all of the assets of the Company and its Subsidiaries.

SECTION 6.02   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by facsimile (with confirmation of receipt) or by registered or certified mail (postage prepaid, return receipt

10

requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 6.02):

(a)                                  if to the Company:

One Capital City Plaza

3350 Peachtree Road

Suite 1500

Atlanta, Georgia  30326

Attention: Legal Department

Facsimile: 404-760-3458

(b)                                 if to HSW:

One Capital City Plaza

3350 Peachtree Road

Suite 1500

Atlanta, Georgia  30326

Attention: Legal Department

Facsimile: 404-760-3458

(c)                                  if to WEI ZHOU:

Room 512, East Wing

Beijing Capital Times Square

88 West Chang’an Avenue

Beijing 100031, China

Facsimile:   + (8610) 8391 3145

SECTION 6.03   Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)                                  This Agreement shall not be assigned without the express written consent of all the parties hereto (which consent may be granted or withheld in the sole discretion of any party).

SECTION 6.04   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties, and to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

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SECTION 6.05   Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 6.06   Governing Law; Jurisdiction.  (a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b)                                 All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York.  The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

(c)                                  Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 6.02 shall be deemed effective service of process on such party.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this article.

SECTION 6.07   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

SECTION 6.08   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.08; provided that receipt of copies of such counterparts is confirmed.

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SECTION 6.09   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 6.10   Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

SECTION 6.11   Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 6.12   Public Announcements.  Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media with respect to this Agreement without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 6.13   Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 6.14   Interpretation.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 6.15   No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.16   Construction.  Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereto hereby waive the benefit of any rule of Law, or any

13

legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HSW INTERNATIONAL, INC.

By:	/s/ Jeffrey Arnold
	Name:	Jeffrey Arnold
	Title:	Chief Executive Officer

HOWSTUFFWORKS, INC.

By:	/s/ Jeffrey Arnold
	Name:	Jeffrey Arnold
	Title:	Chief Executive Officer

/s/ Wei Zhou
WEI ZHOU

15

EXHIBIT 3.01(a)

Members of the Board of Directors of the Company

1.  Five (5) Directors designated by HSW:

Jeffrey Arnold – HSW designee

William Porter Payne – HSW designee

Boland Jones – HSW designee

Richard (Dick) Maddrell – HSW designee

[Fifth HSW designee to be designated prior to the Effective Time.]

2.  Two (2) Directors designated by WEI ZHOU:

WEI ZHOU – WEI ZHOU designee

Dr. Heinz-Gerd Stein – WEI ZHOU designee

Members of the Special Committee

WEI ZHOU

William Porter Payne

Boland Jones

Members of the Compensation Committee

Dr. Heinz-Gerd Stein

William Porter Payne

Boland Jones

Members of the Audit Committee

Dr. Heinz-Gerd Stein

William Porter Payne

Boland Jones

16

EXHIBIT C-1

PURCHASE AGREEMENT

1

EXHIBIT C-2

PURCHASE AGREEMENT

2

EXHIBIT D-1

CONTRIBUTION AGREEMENT
(PRC Territories)

3

EXHIBIT D-2

CONTRIBUTION AGREEMENT
(Brazil)

4

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

5

EXHIBIT F

SERVICES AGREEMENT

6

EXHIBIT G

UPDATE AGREEMENT

7

EXHIBIT H

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF PARENT

8

EXHIBIT I

AMENDED AND RESTATED
BYLAWS OF PARENT

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EXHIBIT J

AFFILIATE AGREEMENT

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EXHIBIT K

AFFILIATE REGISTRATION RIGHTS AGREEMENT

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EXHIBIT L

CONSULTING AGREEMENT

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EXHIBIT M

EQUITY INTEREST PLEDGE AGREEMENT

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EXHIBIT 2.6

DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

Directors:

Jeffrey Arnold - HSW designee

William Porter Payne - HSW designee

Boland Jones - HSW designee

Richard (Dick) Maddrell - HSW designee

[Fifth HSW designee to be designated prior to the Effective Time.]

Wei Zhou - Zhou designee

Dr. Heinz-Gerd Stein - Zhou designee

Officers:

Jeffrey Arnold	Chairman
Wei Zhou	Chief Executive Officer, President and Secretary
David Darnell	Senior Vice President, Treasurer and Chief Financial Officer

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EXHIBIT 2.7

DIRECTORS AND OFFICERS OF PARENT

Directors:

Jeffrey Arnold - HSW designee

William Porter Payne - HSW designee

Boland Jones - HSW designee

Richard (Dick) Maddrell - HSW designee

[Fifth HSW designee to be designated prior to the Effective Time.]

Wei Zhou - Zhou designee

Dr. Heinz-Gerd Stein - Zhou designee

Officers:

Jeffrey Arnold	Chairman
Wei Zhou	Chief Executive Officer, President and Secretary
David Darnell	Senior Vice President, Treasurer and Chief Financial Officer

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